Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

HTWR - HeartWare International Analyst and Investor Meeting

EVENT DATE/TIME: NOVEMBER 05, 2015 / 2:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

CORPORATE PARTICIPANTS

Doug Godshall HeartWare International - President and Chief Executive Officer

Amir Gross Valtech Cardio - Founder and Chief Executive Officer

Larry Best Valtech Cardio - Executive Chairman

Michael Mack Baylor Scott & White Health - Director of Cardiovascular Surgery

Francesco Maisano University Hospital of Zurich - Chair of Cardiovascular Surgery

Peter McAree HeartWare International Inc. - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Paul Grayburn Director of Cardiovascular Research - Baylor Heart & White Health.

Karl-Heinz-Kuck President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

Paul Jansz Deputy Director of Heart & Lung Transplant Program - Surgical Director MCS St. Vincent’s Hospital

Steve Boyce Director of the Advanced Heart Failure Program - MedStar Washington Hospital

Larry Biegelsen Wells Fargo - Analyst

Puneet Souda Leerink Partners - Analyst

Jason Mills Cannacord - Analyst

PRESENTATION

Doug Godshall - HeartWare International - President and Chief Executive Officer

— all right, perfect. I know people are still filtering in. Thank you all for joining us both live and on the web for HeartWare’s first Investor Day. We’re thrilled to have all of you joining us to learn more about the company and specifically about Valtech. And we’re particularly grateful to have an incredible panel of physicians who flew in from around the world to join us and help with the education process.

So we will obviously be making many forward-looking statements, and in your packets and on the web, you can find our safe harbor statement which is not moving — why are my slides not clicking here, Fred? So my — I see slides down here that are moving and my slides up there are not moving.

There we go. There we go, we’re not moving in synch.

Next slide, three. All right. And there we go.

All right, so we are now on a roll.

So I’ll be making a brief introduction. I’ll bring up Amir Gross and Larry Best from Valtech to say some brief words. And I’ll come back and then introduce our panel of experts who are the main attraction and why we’re all here today.

As a reminder for those who don’t know HeartWare well, we’ve had a tremendous success over the past five or six years since we first were launched commercially in Europe in 2009. We’re now over 9,300 implants as a company in over 300 hospitals around the world and in 47 different countries.

We are the — have been the leaders internationally for the past three years, probably closer to four years now, the most utilized device internationally, the number one bridge to transplant device in the U.S. We have a really strong sales and marketing team which has a lot to do with this combination with Valtech that we’re speaking to today.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Many of our sales team and marketing team actually has prior valve experience, many of our distributors have valve experience, many of our clinical specialists have valve experience. So there’s already great knowledge about mitral disease and structural heart disease resident in the company.

And so we’re — it’s remarkable to me how many of our people already know so much about valves and when we announced the Valtech deal, they were keenly aware of the opportunity. And much of that opportunity is seen on this slide, where today we are able to treat the end stage patients with our VADs. These patients are desperately in need of an alternative to heart transplants, which are not readily available generally. And so the patients are at a point in their lives where they’re either going to die or they’re going to get a VAD, sort of an alternative to death.

We continue to look for ways earlier in the treatment paradigm and yet for patients who aren’t that sick, they much rather have their mitral valve repaired than have a VAD with the driveline, that’s fairly obvious.

And so we see within Valtech’s portfolio a tremendous opportunity to access a much larger and earlier stage population. And so when you look at our portfolio of VADs with leading product HVAD followed by MVAD, then moving to a less sick patient population hopefully with CircuLite, followed by Longhorn which actually is looking at probably a more sick population, sort of high surgical-risk VAD patients. And then our enhanced electronics portfolio particularly with Pal and TETs which are coming down the pipeline, and always with an eye towards the surgeon to help decrease invasiveness, improve ease of use with the new tools, we see a very rich portfolio that highly complements the portfolio you’ll learn about today with Valtech.

On that portfolio, I was already asked multiple times about what’s going on with MVAD, so we’ll just put this out of the way for now.

The controller as we mentioned on our earnings call last week is resolved. We’re updating the software and looking to be in a position to submit — to restart the trial end of this year. So December maybe or early January, depending on holidays.

We continue to investigate some of the adverse event issues that we identified in a small number of patients in our trial. At this point, we still see no anticipation for design modification based on the overall performance.

We are narrowing our focus and continuing to narrow our focus to a small number of manufacturing tolerance opportunities and have worked with our investigators to keep them updated with the progress including one of the investigators who you’ll be hearing from later today.

And what we’re doing now is just identifying what exactly is the decision tree for returning back to clinic, and we’re doing that in collaboration with our investigators to make sure that there’s nothing that we need to enhance before returning to clinic. So we remain very optimistic that we’re on track and that the overall design is robust.

Some of you who are here earlier had a chance to meet several of our leadership team who are with us today. It’s in your packet in case you run into somebody, you can see what their responsibilities are. Certainly the strength of this team has a lot to do with our confidence that we will give — execute on the Valtech transaction and create a powerhouse of a company. Which begs the question — so why are you getting in mitral and why are you doing Valtech?

And we are absolutely convinced that Valtech is the one opportunity in structural heart that makes sense for HeartWare and it is the biggest company and the biggest opportunity with their breadth of portfolio. It gives us an opportunity to expand our heart failure leadership.

The market opportunity for mitral as you all know is enormous. The disease is very large. Heart failure is obviously very large, but then within heart failure, mitral regurgitation and tricuspid regurgitation are very substantial. Because it’s an opportunity to better meet a broader spectrum of patients’ needs, and service what is increasingly a blended heart team customer base. And so it gives us an opportunity to augment our current portfolio with a very attractive growth platform.

And our goal is to become a billion dollar revenue company. It’s going to be a lot easier to get there with the mitral platform. And perhaps most importantly as you all see as you walk around the meeting today, Valtech is the one company that has the breadth of capabilities and strength of team that when blended with HeartWare gives — puts us in a position where we can execute on two fronts; VADs and valves. And there’s really no one else with the power of technology and team that Valtech brings to the table.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So with that, I would like to introduce someone who I’ve known since 1993, Larry Best, to come up and say a few words from Valtech’s perspective and then Larry will introduce Amir Gross, the CEO. So many of you know Larry from past experiences. We’re very fortunate to have Larry and his team as partners.

Larry Best - Valtech Cardio - Executive Chairman

Thank you Doug.

I wasn’t planning to speak this morning. Doug asked me during the week if I would address the group to just address the question of from a Valtech perspective, why would we do a transaction — propose a transaction with HeartWare. When all the large multinationals are out there and they’re obviously hungry for transcatheter therapies.

And the answer is pretty straight forward. Just a little background, I left Boston Scientific, retired in 2007 and a couple of weeks later I got a call from an inventor/innovator out of Israel by the name of Yossi Gross, and he asked me if I would help his son in starting up a business. And I said tell me about your son, he said well he’s 25-26 years old and he’s a lawyer. And I said — and he wants to start a medical device company? And he says yes. And so I said of course I’ll meet him. And he came to Boston and we — I met Amir Gross, his son, and he had picked mitral as a space that was a big opportunity for innovation, aortic transcatheter therapies that already started to roll, and it was a crowded space.

So he picked repair of the mitral valve, trying to replicate the standard of care of a direct annuloplasty delivered in a catheter or via catheter. He has it all printed out in a little one-pager, had a picture of it. and I will tell you I’ve worked with him, I decided to invest and became executive chairman at that meeting. And eight plus years later, we’ve developed that exact product without very few bumps in the road. As the development project goes, it’s almost been flawless. We’ve not had a lot of issues. Our first-in-man experience is remarkable. And along the way, Amir and I understood that the mitral market was so large, that this one device is not going to be a panacea for all the disease states within mitral.

So we set out with the idea of developing a franchise in mitral repair and replacement, a toolbox which we think will be required to address sufficiently the mitral valve space. And today, we have that portfolio that we’ll go through. It addresses both repair, replacement, it addresses not only mitral but also tricuspid which is another big opportunity. It addresses surgical, a breakthrough with Cardinal, as well as breakthroughs in delivering a direct annuloplasty which is the standard of care in both actual degenerative disease as well as functional MR.

So we’re excited to go over that with you.

So the question is we have this franchise built by design, it’s ready to be plugged into a corporate and why would we select HeartWare?

The reason is manifold. First off, it’s a great strategic fit. We are in heart failure. At Valtech, we’ve always felt we were addressing heart failure. And so to combine with a heart failure company makes all the sense in the world. And since we’ve been in this discussion for some two years, we’ve been meeting with the physicians in this space, you see the synergistic value of a HeartWare and a Valtech. It is really quite compelling.

Second, the size and stage of HeartWare I was attracted to. HeartWare is not a big company in devices yet. It’s evolved and developed the technology in VADs for late stage heart failure, and it’s been impressive with what they’ve been able to accomplish. $275 million in sales, not $1.5 billion or $2 billion, so it’s the right size. They’ve not been profitable, they haven’t reached — they’re still developing a pipeline, a robust pipeline in VADs. And so they’re very entrepreneurial. And to combine the two platforms into two portfolios at this stage seem to be the right time and the right fit.

And then there’s the management track record and the culture. Very impressed with the management of HeartWare. Their track record speaks for itself. It’s very difficult to pioneer a technology to go into a entrenched marketplace that Thoratec really owned, and take a big share in a short period of time with a pretty meaningful competitor.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So their track record and ability to market, manufacture and penetrate a market has been impressive.

And then of course the culture. I know a lot of the people at HeartWare starting with Doug. These are — this is a great team. They work 24/7. They’re passionate about what they do. And that that means a lot to the Valtech shareholders and the board.

The big reason is stock versus cash. We could sell Valtech easily. We’ve turned down term sheets in the customary way. Take a cash upfront and — 90% upfront and a 10% on a couple of milestones. And we’re done with it.

I think the makeup of the shareholder base of Valtech are more entrepreneurial. We like to see long term — we have long term vision. We believe in the Valtech portfolio so much that we prefer to take stock and ride the upside over the next five to 10 years. So that should tell you something about our conviction in the Valtech portfolio. We’re willing to take the risk in taking stock because we’re so convinced what we’ve built over the last eight years is going to be a multi-billion dollar portfolio. And we’re willing to put our money where our beliefs are and hold the stock.

So stock versus cash was a big driver. Risk/reward, we think we have — we’re willing to take the risk. We think we understand the risks. And we like the reward proposition with HeartWare. And we also like the VAD business, and the MVAD promise.

And then last is the Valtech commitment, and that’s to both sides. Over the last two years, I don’t think anyone that I’m aware of has done more due diligence on the mitral space than the HeartWare team. For sure no one has done more due diligence on Valtech and we’ve had all the big players do due diligence on Valtech.

So the amount of depth and breadth of the due diligence here by the HeartWare team has been pretty remarkable. They have a passion for it and they have a conviction about the mitral space and about the Valtech portfolio.

And then worst case, I’m willing to go through with this transaction because of my conviction about Valtech and the portfolio. The Valtech portfolio I believe is a multi-billion dollar portfolio if executed right, and over a 5 to 10 year period. So we’re willing to take the ride and I hope you see the compelling nature of this combination and also want to take the ride.

So with that brief introduction of the why HeartWare, let me turn it over to Amir Gross who is the father of this company, and he works 24/7, seven days a week. Amir?

Amir Gross - Valtech Cardio - Founder and Chief Executive Officer

Thank you for joining us today and we’re very excited. We are a proud company at 60 plus employees. But we are very proud of what we achieved, and you can sit outside of the technology pavilion. So I encourage each and every one of you to step later after we’re done and stop by each and every product, because each and every product has a beautiful story behind, each and every product has a huge promise behind. And we are so convinced as Larry said about our technology that we know how it works, why it works and how we developed it.

So now maybe I’ll go through some slides quickly. So basically Valtech is a powerhouse of mitral and tricuspid repair and replacement. The idea behind the powerhouse is mitral and tricuspid, they are complex diseases that need multiple tools. We have those tools; surgical tools and transcatheter, all based on the basic principle of cardiac surgery; annuloplasty, leaflet and replacement.

Basically we have already two commercial devices; the Cardinal CE Marked. It’s adjustable ring for open heart procedures. And the Cardioband for MR regurgitation, transfemoral-transseptal procedure repair. And soon we will be first-in-manwith tricuspid with the same system.

Of course it’s huge market both the mitral and tricuspid. We have over 60 employees, highly experienced. 50% of the employees are over four years in the company, so we have a lot of knowledge in house. And basically since 2010, as Larry mentioned, we executed each and every milestone, worst case by a quarter we missed, but four first in man studies. We took from napkin to first in man. Four of them, within four years. We’re going to do the same two projects in the next 12 months from napkin to first-in-man. We have two technologies that achieved CE Mark, two post-marketing studies running, and everything is controlled and managed from Israel with this excellent team.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Sorry about it.

Okay, I’m proud having here today with me the team. I wish I could bring all of them here. But we have here Dr. Nitza Shoham. She’s our VP, Clinical and Regulatory Affairs and the Clinical Manager. We have Tal Sheps, the VP of Cardioband. And Ilia Hariton, the VP, R&D. We have as well clinical specialist, Barak Carmi, and [Anduagi Dotiv]. Both of them helped very much in pre-clinical studies.

And as well, I consider the people who helped me along the way; Professor Maisano, Professor Kuck, Dr. Mack, and r. Grayburn, I consider them as part of the team, long lasting relationship and they helped us and guided us for the last years.

The interesting thing about Valtech as I already mentioned is that we have a portfolio, and we can serve the customer, the heart team, the surgeons and the interventional cardiologists. We have Cardinal. It’s a CE Marked adjustable semi-rigid ring for mitral. On top of it, we have it for tricuspid.

We have the V-Chordal mitral. Basically the V-Chordal mitral is a surgical trascatheter, chordae and leaflet repair system. We have a degenerative play that we’re working on. I cannot expose all the details. But we are working now on the degenerative play as well, trascatheter.

We have the Cardioband, which is CE Marked. We started the commercialization in Germany and Italy early January. And Cardioband tricuspid is expected to be first-in-man by the end of this year. We’re going to utilize the same technology and the knowhow we have from the Cardioband MR.

And the Cardiovalve, it’s a transcatheter, transfemoral-transseptal system. It’s important to mention. It’s a transfemoral-transseptal system. And we are, as Doug mentioned, we are going to be the first or second out there with the transfemoral-transseptal valve system. We are very convinced on what we have and we are now finalizing the last steps before first in man study that will happen by the end of this year. And we believe we will do the same as we’ve done with the Cardioband. We’ll enter the first patient and with no device changes until patient is over 50. Some will say that we are behind others. We will say that we are upfront the others. So we just need to wait and see how it evolves. But we are very confident.

Why HeartWare was a good fit for Valtech? Many reasons. It’s written over there, but on a personal note as Larry mentioned, we were meeting many companies, many companies had a lot of interest. We felt very comfortable with HeartWare. We liked the team. We felt respected by the team. We felt the team did dive due diligence. The more you’re educated, the more you understand what we were doing. We felt very comfortable and appreciative of how they’re running their business. We like their technology. And we really trust the commercialization team that is going to help us.

Basically Valtech is very much dependent on HeartWare’s commercialization team. And we believe they will do excellent job as they’ve done in their HVAD. And of course as Larry mentioned, the stock transaction speaks to itself. We believe very much in our technologies and we want to ride the upside. We didn’t just to send — to sell product there early. We believe that we can achieve a lot by that. So thank you. Doug?

Doug Godshall - HeartWare International - President and Chief Executive Officer

Thanks Amir. Thanks.

So with that, I will wrap with just a few additional slides before we bring our physicians up to speak.

As Amir mentioned, we’ve conducted a fairly exhaustive diligence of the structural heart and more specifically mitral arena which is the one where we determined we have the best chance of winning, that unlike things like aortic intervention, we’re clearly — they were entrenched winners already established. There wasn’t a winner established in mitral and we determined that if we could find the best property that we stood a chance of having a very sustained long term business. And we conducted rather exhaustive both primary market research and the normal sort of going to meetings and listening. But we based much more of our decision on some of the primary research versus just one-off conversations.

We made an investment with Valtech a couple of years ago and made an additional bridge loan earlier this year as a sort of standstill while we were negotiating the agreement. And throughout that, we’ve conducted research, we continue to do the research now which continues to reinforce to us that there’s actually meaningful upside relative to our own model that we’ve been living under. So we are more convinced now frankly than we were — when we entered into the transaction that this is a great fit for HeartWare.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

And fortunately so many of our customers are saying the same thing to us. We didn’t know how our customers would react because this is a novel concept for a VAD company to expand into mitral disease. And we have multiple quotes here, and they come in every day. We got a great email yesterday sort of, “how the heck did you steal this company?” And it’s gratifying, and you’ll hear more of that perspective today from Dr. Boyce.

And as mentioned earlier, mitral is a huge opportunity. Many of you are aware that this mitral disease is far more common than the aortic disease. Even tricuspid disease is more common than aortic disease. The challenge with tricuspid is sort of do you — can you find it, and then when you find it, should you treat it as a primary standalone disease? Once you drive down the invasiveness of tricuspid, it will become obvious that that is a disease, that if you find it, you should treat it.

With mitral, we will hear plenty more from the speakers today about the strategies for treating mitral. But mitral is very different than aortic. If you work from left to right: tricuspid, aortic, mitral. One of these valves is not like the others. And there’s a reason why replacing an aortic valve is just fundamentally different than treating — than replacing a mitral or replacing a tricuspid. And you can see by the nature of that valve just how different it is and how much more you’re going to worry about if you’re going to replace the mitral valve and how many things can go wrong if you replace.

It doesn’t mean that repair/replacement won’t be a core product in the Valtech-HeartWare combination. But replacing is just harder with mitral and would take longer to come to fruition.

So our thesis from all the research we’ve done over the years is that repair is — repair is how surgeons treat the disease today primarily in repair, is going to be the safest way to treat an interventional setting.

Mitral anatomy is complex which also plays into the benefits of repair, particularly interventionally, and physicians are going to want to repair first, they’re going to want the safer option first that gives them optionality down the road.

We also believe that for replacement to really grow substantially, hat will happen once you can deliver the valve transseptally.

Most of these patients have heart failure. Punching a hole in the apex of the heart like we do every day with VADs is not an ideal thing to do to a patient with heart failure. And if that’s how you have to deliver your valve, you are going to have a rate limiter on your uptake on a transapical valve, if you can deliver it through the venous system transseptally safely, you will have much greater adoption. Valtech has a transspetal valve and I think initially I argued with Amir, “I think you should go transapical,” and he was right, I was wrong. Going — starting with the end in mind was the right strategy for Valtech.

And tricuspid I mentioned earlier, is going to be an enormous opportunity, probably not as big as mitral, but very complementary to mitral.

And if you think about what a transapical procedure looks like versus transseptal procedure, you can see a few of our patients. You’d want to be the guy on the right picture, not the guy on the left hand for sure. And patients don’t like scars, and patients want to go home the next day, they don’t want to be in pain for weeks.

So how do we see the future repair first with early transapical replacement? Transapical replacement starts to gain some traction, but it’s still a repair dominated world. Ultimately 10 years from now, 8 to 10 years from now, then you’ve got transseptal repair/replacement we believe led by Valtech, and still a very large repair segment, because all things being equal start with the safe option and you can always do more later.

So as we think about the continuum of heart failure and the continuum of HeartWare, today it’s Cardioband and HVAD. Two phenomenal technologies, CE Marked and in the case of HVAD, FDA-approved. Tomorrow, we add what’s already CE Marked, but not yet ready for commercialization in the Cardinal adjustable surgical ring, Cardioband, Cardioband TR, and MVAD.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Ultimately in the future we cover the full spectrum of patients with mitral and heart failure, and mitral-related heart failure with surgical interventional replacement, CircuLite and we sort of cradle to the grave in the heart failure continuum. And this gives our physicians the ability to think about what’s the best therapy for this complex patient population, it gives us an opportunity in market development to be able to say you don’t have to wait until the last possible minute to send us a VAD patient, just send us your heart failure patient and let the experts work up and figure out what the best therapy is. And so a far more sophisticated storyline for our field team.

So as you map out some very meaningful milestones into the future, heart failure has a very sort of rich 2016, 2017, 2018, 2019 — restarting in MVAD, IDE, etc., looking at fully implantable system TET in the 2018 timeframe. So as a standalone without Valtech, we are very optimistic about our future. We feel a whole lot better if you add in this sort of drum beat of constant milestones with Cardioband launching, starting an IDE, Cardinal relaunching, Cardioband TR first-in-man end of next year as Amir was indicating.

Cardiovalve, I fudged a little bit, Amir, and I gave you the 2017 to do the first-in-man, not 2016. But it’s in the next 12 to 18 months.

Cardinal, Cardioband PMA, optimistically we’re saying 2018. The FDA is looking for a more efficient trial design that may be a little too optimistic to have it in 2018, but they realize that COAPT is not the greatest trial design, and they’re actively working with industry to find a better way to get mitral technologies approved.

And so if you lay out this pipeline, so like every other month, a very significant milestone for the company, very significant value driver for the company over the next four years.

And so we believe that this combination creates a technology leader in heart failure. With MVAD, picks up where HVAD left off, once we commercialize it. The synergies between disease and customer is very powerful. Having an adjustable repair in tricuspid and mitral has never existed before. It allows physicians to tailor whether it’s surgically or intravascularly tailor the outcome to optimize performance for the patient and outcome for the patient.

Already with Cardioband and Cardinal, that’s a $450 million market today for surgical and endovascular repair with MitraClip and surgical rings. And that’s not too much smaller than the VAD market of $700 million or so. And it’s just getting started in terms of adoption. So a tremendous growth potential.

And as you’ll see, both between what Professor Maisano presents and if you go to the sessions outside, the Cardiovalve is a very elegant, sophisticated design and already deliverable transseptally.

So as we view this opportunity, the combined portfolio of HeartWare and Valtech is — will be and is the most powerful heart failure continuum, and really creates an opportunity for tremendous value creation for our shareholders which is why we are here today to hopefully you’ll all come away with that same conclusion.

So I’m now — the great part of the day, I have the pleasure of introducing a remarkable panel of guests who sacrificed their time to join us today and I’ll ask them to join me up here on the stage.

Mike Mack is going to be our first presenter. Many of you I’m sure know Dr. Mack. He’s a remarkable surgeon, turned interventionalist and really will provide a view of how mitral disease is treated and his view of the world and then he’ll hand it off to his colleagues. We will be having a question and answer session after Professor Maisano’s sessions. So we will hopefully be on time to be able to protect that Q&A session.

So Dr. Mack, thank you very much.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Well, thank you very much, Doug. And it’s a pleasure to be here.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

This panel is surely an expert panel both in mitral valve disease and advanced heart failure treatment. And as a typical clinician presentation, there’s way too many slides to make it into the allotted timeframe here. But all the slides are in your booklet. And we’re going to try to stay on time here because there’s two question and answer periods, and I think that’s going to be the most valuable part of it. And I understand there’s a number of people on the web, and if you have questions, please feel free to email them in, but we will have two question and answer periods, one after myself and Francesco speak, and then another one after the second session.

So I’m just going to set the stage here. I am the co-principal investigator of the COAPT trial. And I know that’s a seminal trial in this space, and we can spend a fair amount of time discussing that if anybody wishes, because I think it is going to significantly inform the space. That’s a randomized trial of MitraClip versus guideline directed medical therapy.

So to set the stage, we’re talking about mitral regurgitation. And on the front end, not all mitral regurgitation is the same. So it used to be called degenerative and functional mitral regurgitation, and the 2014 valve guidelines of the ACC AHA is changing names to primary and secondary.

And what we’re focusing on here is secondary or functional mitral regurgitation. Primary or degenerative mitral regurgitation is mainly a surgical disease and will stay a surgical disease in low- and intermediate-risk patients. MitraClip is approved in the United States for high-risk degenerative disease.

But the opportunity and the clinical unmet need is all in secondary or functional mitral regurgitation.

Now a reason it’s called secondary is because the disease is not a primary disease of the mitral valve. It’s the disease of the left ventricle. And as the left ventricle dilates, there’s apical and lateral distraction of the papillary muscles as you can see on the right side of the slide there. And this causes tethering of the mitral leaflets and lack of coaptation and mitral regurgitation secondary. But secondary to this tethering of the mitral valve.

So why do we care about secondary mitral regurgitation? Because it’s associated with congestive heart failure. And this is a disease of congestive heart failure. And why it makes sense to be — to have this disease treated in the same space of advanced congestive heart failure as mechanical assistance.

So if we look at heart failure overall, everybody kind of knows this, but there’s 5.1 million patients in 2010, 825,000 new patients over age 45 each year. And there’s 15 million heart failure patients just in the 51 European countries, with an overall prevalence of 2% to 3%. The prognosis is horrible, 30% will die in the first three to five years, and 65% will die within five years total. And the prevalence is only predicted to increase.

If you look at a heart failure clinic population, 90% of patients treated in a heart failure clinic have mitral regurgitation. It’s just a part and parcel of the disease.

It is mild to moderate in about three quarters of the population and — but with lesser degrees in the mild population. But 90% of patients has some degree of mitral regurgitation.

And it’s a vicious cycle that you get annular ventricular dilatation, mitral regurgitation which creates volume overload, which creates further atrial ventricular — annular ventricular dilatation and more mitral regurgitation. And the whole idea is if you can interrupt this mitral regurgitation, can you stop this vicious cycle?

So there’s a lot of studies in the heart failure population that look at the severity of functional or secondary mitral regurgitation and the prognosis. And as you can see on this slide, the worse the MR is, the worse your prognosis is, all other things being equal. And this includes the new definition of severe secondary mitral regurgitation which is an ERO of greater than 20.

It also shows that the worse your ventricular function, the more that functional mitral regurgitation makes a difference, and the worse the prognosis.

Post-acute myocardial infarction, the degree of — the presence and degree of mitral regurgitation portends a worse prognosis, and in the chronic heart failure disease population both ischemic and non-ischemic cardiomyopathy, the worse the mitral regurgitation, the worse the prognosis.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So as well as mortality, heart failure as everybody knows is associated with high hospitalization and high re-admission rates, and indeed a repeat hospital re-admission is the primary endpoint of the COAPT trial.

Now if you look at a population of medically treated patients with severe mitral regurgitation, you can see that over a five year period of time, the mortality is 50% and the need for hospitalization is 90%.

And surgery has been a treatment for this population. It’s a Class 2b recommendation, level of evidence B. And the idea behind surgery has been mitral valve repair. And it’s an undersized annuloplasty. So what you do is you put a usually a complete annuloplasty ring in place and you cinch the annulus down. It does not treat the underlying disease, but it overcorrects the annular dilation which occur secondary to the ventricular dilation and it causes recoaptation of the leaflets.

And there is evidence in the surgical literature that if you treat early enough with a restrictive annuloplasty ring, in other words you can cure ischemic mitral regurgitation and that is if your left ventricular end diastolic diameter is 65 millimeters or less. So in other words before your ventricle is too dilated and before it’s advanced that you can actually reverse the disease.

And this shows the outcomes of both freedom from surgery and mortality after mitral valve repair based upon how large your ventricle is. And if you treat it with surgery and it’s early enough and your ventricle is not too dilated, the prognosis over a six-year period of time is much improved.

And so — wow, that’s pretty interesting. So this shows a patient undergoing surgical mitral valve annuloplasty. The before is on the left, the after is on the right. And shows that we can acutely correct it and leave the operating room without any.

However, there is recurrence rate associated with it and that’s led to mitral valve replacement surgically as an alternative to annuloplasty. And this is a surgical trial sponsored by the NIH and what’s called the Cardiothoracic Surgery Network, in which we randomize 251 patients between mitral valve repair and replacement.

And it showed that the outcomes were the same, but replacement was more durable with less mitral regurgitation associated with it.

The two-year results of this trial will be presented at the American Heart Association meeting Monday in Orlando. And what we have learned since that trial is that it’s not an “all or none” phenomenon. We have been able to sort out subgroups of patients that will do better with repair and those that will do better with replacement. And by the way, if we can pick those patients right, so in other words, those patients that aren’t too dilated, that don’t have an interferal basal aneurysm, you actually get better left ventricular remodeling associated with repair than replacement.

However, despite this, there are only 460 patients in the United States last year that underwent an isolated mitral valve annuloplasty, and if you look at the heart failure population, this is from the Duke database of all patients with three and four plus mitral regurgitation, only 11% of patients underwent surgery. 89% were continued to be treated medically. And the worse the ventricular function, the less often they were treated with surgery.

So if you look at the whole spectrum of treatment of advanced heart failure, you have the basis which is medical therapy and resynchronization therapy when appropriate. Isolated patients undergoing surgical intervention, transplantation, and then mechanical assistance with left ventricular assist devices.

We know that medical therapy works, excellent outcomes with medical therapy. And we know that resynchronization therapy works, good randomized trials demonstrating that. We know that transplant works, but we also know that the number of donors is fixed. It has not increased in 15 years now and there is no reason to think that it’s going to increase.

So that leads us to the option of although ventricular assist device is great and that’s a growth area, the second growth area is transcatheter mitral and tricuspid intervention.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So MitraClip has been the first one in this space, and as I mentioned, it’s the basis of the COAPT trial, which is randomization of patients with secondary mitral regurgitation on optimal guideline directed medical therapy to MitraClip versus continuing mitral therapy alone.

Outside of the United States where treatment is allowed, about 2/3 of the use of MitraClip is for secondary or functional mitral regurgitation. So the COAPT trial is randomizing 420 patients. The 300th patient has been randomized this week in this trial. It’s been a very difficult trial to enroll, but enrollment should be complete by the end of the first quarter of 2016, and we should know the results of that trial some time in 2017, and that will significantly inform the field.

So now the field of transcatheter mitral valve replacement has received a lot of attention. There have been multiple purchases as everybody knows by the major strategic partners in this space with a total of over $1 billion spent for in the last three months and up to $2 billion with milestones for five companies that have a combined total of 50 cases done worldwide at the time of purchase of mitral valve replacement.

And I think we have a panel of clinicians here that are extremely informed in this field. They will discuss this in their talks as well as be willing to answer any questions in the question and answer period that follows.

So this slide shows that as a consequence of advanced left ventricular failure, right ventricular failure occurs with it as the right atrial pressure increases and you get all the consequences to tricuspid regurgitation. And this reminds me of the early days of inoperable patients with aortic stenosis. We as surgeon said we operate on everybody with aortic stenosis, there’s nobody out there that’s not been treated because we always say yes, and we didn’t realize how many patients never came across our radar screen. This is exactly the case with tricuspid regurgitation at the current time.

The way that tricuspid regurgitation happens is you get left sided disease first, you get after load increase on the right ventricle, you get right ventricular remodeling and dilatation, dilatation of the tricuspid annulus and tricuspid regurgitation.

As you get atrial fibrillation as a consequence of left sided disease, the right ventricle again becomes altered in function and also contributes to the tricuspid regurgitation.

So I would say at the recent TCT meeting that happened in San Francisco, this was kind of the new area that most people were in and there’s a whole number of devices including the Valtech device that are going to be addressing this whole field of tricuspid regurgitation.

I don’t think it’s nearly as large a space as secondary mitral regurgitation, but it is part and parcel of this whole disease state.

And if we look at the surgical field right now, there’s a number of techniques in surgery to address that. A minority of patients that are currently undergoing mitral valve surgery get concomitant tricuspid valve surgery. However, the same surgical network with the NIH which did the mitral valve repair versus replacement trial were just about to start a trial of concomitant tricuspid regurgitation and repair or not repair at the time of mitral valve surgery.

So in summary — advanced congestive heart failure is a growing problem with significant mortality and repeat hospitalization. Most patients with congestive heart failure have secondary mitral regurgitation. And in very advanced stages, have functional tricuspid regurgitation. Guideline directed medical therapy and resynchronization therapy work, but work to a degree. Surgery is seldom used clinically at the current time. Tricuspid transcatheter therapy, and mechanical circulatory support are major growth opportunities. And a vertically integrated device company capable of managing all of the different stages of heart failure just makes total sense to me.

So with that, what I’m going to do is take the opportunity of introducing my colleague and close friend, Francesco Maisano. I’ve known Francesco for about 20 years. He’s trained as a cardiac surgeon in Milano. He was insightful and foresightful enough to ask his chief, [Octavio Alfierie] if he could spend a year in the cath lab with [Antonio Colombo] learning catheter based techniques. And the result is truly a hybrid interventionalist-surgeon. And I don’t think anybody understands this space better than Francesco.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

I got a call from him about eight years ago asking if he could meet me at the TBT meeting in Seattle and bring a colleague of his, Amir Gross, along, to introduce me to this new device that they had called the Valtech device. It was the Cardinal at the time and the idea of a Cardioband device. So I’ve been able to watch Francesco and Amir developed this over the last eight years.

So without further ado, it’s my pleasure to introduce Francesco.

Francesco Maisano - University Hospital of Zurich - Chair of Cardiovascular Surgery

Thank you. Thanks a lot, Mike.

I think this is a very good introduction to our — to my presentation. This presentation is obviously very important one for me because it’s an opportunity to show you what has been the pathway from day one to today. And I think I have too many slides for the presentation. So I will — I apologize to you. I try to cut slides before, but because we have a webcast, I could not do it. So we will go fast in this first step.

Just to start with the idea of prediction, we are really leading in a dynamic environment. And we need to look for taking advantage from the experience from the past, but also understanding that we cannot predict the future and we’re not flexible enough to understand that the boundary conditions are changing.

And this is all about my personal experience. As a surgeon, I’ve been in only 15 years, I’ve changed totally my practice. My practice today is integration of interventional cardiology surgery and I strongly believe that this will happen in the future in most institutions.

So these slides are underlying the importance of treating mitral regurgitation in the population. Mitral regurgitation is a large problem. It affects most of the — in most of the cases affect the patients which are highly costly for the society. These patients with MR, they die early, but also they cost a lot for hospitalizations. So we have to understand that these patients today get not many options. Surgery makes them better, but unfortunately at the cost of high mortality. So as a result, surgery is not done any more on those patients unless very seldomly. And when surgery is done most normally it is replacement because no surgeon today wants to dare too much with a risk of a failed repair. So they go for replacement.

So all this brings to the point why we’re here. There’s a lot of hype on mitral interventions, mitral procedures and everybody, you know, all the industry is looking at the replacement as the Holy Grail to obtain what big corporations always think. You know, I like to have one device that fits all, you know, it’s easy to teach in similar to TAVI, let’s go for a valve replacement, this is the best option for the future.

I think I strongly disagree with this vision. I have been sharing this opinion with other colleagues and I think those who are really involved in mitral interventions know that replacement is not the only solution. It will not be enough to expand this field further.

So as a matter of fact, mitral insufficiency is one component of heart failure, it’s not the only component. And it is very important to understand why do we believe that it is good to treat these patients with something that reduces mitral regurgitation.

And so these are the four main components of the background why treating MR is good for heart failure patients.

First of all it’s easy. You reduce the LA pressure, you reduce the symptoms. You also want to prevent acute failure. This is a typical problem with heart failure. You have these patients in chronic heart failure, but then they have acute decompensations. And this is often is because these patients also those who have no MR at rest, that they develop acute MR in this — under these circumstances.

Another interesting concept and I go to the bottom of the slide, it is that — it is not only just a standalone intervention, you need to think about that mitral interventions may improve the response to medical therapy because there is an increase in cardiac output, we all will see this acutely when we treat a patient with a transcatheter mitral valve intervention. We see that as soon as we reduce MR, there is an increase in systolic pressure. This is something that we need to further expand to have a better compliance to medical therapy so we can increase the dosage of ACE inhibitors and other drugs which are being associated with survival benefit.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

And this probably is the key to initiate reverse remodeling in patients who are treated early enough. This is the final goal of all these discussions. We want to initiate reverse remodeling by reducing the volume overload. To do so, we need to do it early enough with a procedure which is very safe because we need to treat patients in a very early stage.

So this is a short video, the Cardioband implantation — you see the implant is already done. The Cardioband is in situ. And there is still mitral regurgitation because the Cardioband is not yet cinched. So the annuloplasty is not yet functioning because the annular size is not reduced.

As we start the cinching, as we see mitral regurgitation disappearing, the left [other] pressure automatically decreases. So this is the best example — you can see the red line is not perfectly seen in this video, but anyhow, the MR disappears in front of the operator. This is obviously a great experience for anybody who’s working in this field. And the LA pressure decreases.

So this is what we want. We want to improve the symptom of the patients. This patient has better — they performed better, they have less risk of going to the hospital, and overall this is what we have to understand. Mitral interventions are part of the spectrum of the therapies that we can deliver to patients with heart failure.

This is a very well-known diagram showing what is the expect — what is expected in a patient with heart failure. And in the initial phase, this patient, they do pretty well with medical therapy, sometimes they go a little bit worse, you give a little bit of diuretics, they get better. But anytime there is an acute event, they never get back to the status quo. And progressively they need hospitalization and finally they’re going to inotropic use.

What we do today, in the early stage, we treat medically. In the mid stage, we usually add to medical therapy CRTs and we think also today about the mitral interventions, late stage LVAD heart transplantation.

The real Holy Grail in my opinion is to be able to intervene as early as possible to keep the patient in the green zone, to keep them away from the hospital. And this has to be done with something which is simple, safe and effective.

So this introduces the field of mitral interventions. Mitral interventions are not as simple as aortic interventions. There are many, many factors that increase the complexity. And last but not least, these interventions, mitral interventions have two boundaries, two similar — two areas where there is an interaction. On one side, there is surgery, on the other side, there is heart failure and there is assist device and transplantation.

Surgery is very important. Still, it’s an important tool. I don’t think that surgery as Mike was just saying before, surgery will not disappear. There will be room for these surgical procedures. And on the other hand, there will be a tremendous expansion of the transcatheter procedures particularly [mind you] in the field of heart failure patients in the early stage.

So let’s now — let me talk about my own practice. So I have been leading this joining of professions, between interventional cardiology and surgery, with surgery becoming less invasive and interventional cardiology becoming more invasive. I have seen this happening. And obviously we all know that the concept of teamwork which is absolutely important in this field. Teamwork now, today, for me means not only teaming with surgeon and interventional cardiologists, also means teaming with the heart failure specialists.

I tried to expand my practice in mitral interventions. The only possibility for me to expand this practice is to talk with the heart failure specialist and that is happening in our institution.

As I talk to them, as I talk to heart failure specialist, there’s only one thing that really counts for them, data and safety. It is very important that whatever we do to the patient, we don’t kill their patients. They need their patients to come back to their practice.

So all that we are trying to do is to build something which is more predictable and very important and more safe that what it is today. So unfortunately, surgery is not as safe as an intervention.

So that’s why surgery has to develop and what you see is a development of a surgical procedure in an interventional procedure. However, it is the same procedure.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So as a surgeon, I don’t see Cardioband being an interventional tool, something for a cardiologist. I just see Cardioband as a surgical ring which is implanted percutaneously. So this is the fundamental point that underlines the evolution of these therapies.

Let me show you this slide. This slide presents the evolution of annuloplasty over the years and I will go into the first step of my personal contribution to this evolution. As you see in the 1960s to 1980s, Carpentier developed annuloplasty and then the CLASSIC Carpentier was introduced in main practice in the ‘80s.

For many reasons, there have been several different annuloplasty rings but really there was nothing before developed for heart failure. I remember I went in the room of Alfieri. At that time I was a young guy, I didn’t have money.

So I went to Alfieri and said, listen, I think if we really want to treat patients with heart failure, we need something that reduces the septolateral dimension. Can we make a ring this smaller? Can you help me please to introduce this into the — in some company to help us?

So we filed this application in 2001 which basically the patent which is behind the Edwards ETlogix rings. So all ETlogix rings, the IMR and the GeoForm are based on this application where we first worked on this concept of improving outcomes in heart failure patients.

Why? Because this was not — with the normal rings, this was not working and this was the first time I was working in this field. So we developed this ETlogix specific rings.

But the second step of my experience is being to be again fairly involved in another evolution which was the evolution of transcatheter devices. This is the MitraClip evolution. MitraClip has been somehow developed in — here in U.S. but the concept behind MitraClip is the Alfieri procedure and back in 1998 we were publishing this concept paper saying that the Alfieri repair could be done percutaneously.

So this was a game changer also for my personal experience. I was involved in developing an Alfieri-like procedure transcatheter and I was changing my opinion about what is the future of surgery once I saw the potential for endovascular procedures which are adding a fourth dimension to surgery.

On top of the structural intervention, we can see the functional effect of our interventions when we do these things percutaneously. So this is why these procedures will gain more and more acceptance in the future because they will be more effective than surgery particularly for functional MR.

So this is why and this is the background of many Valtech devices. It is a — the Valtech devices are a fusion between surgical expertise and interventional possibilities. Let me show you other devices.

So for instance, there is already — there are already devices which are a mixture of interventional and classic surgical things. But really what I think it makes really a change in our perspective is adding the dynamic feature to the devices.

So this is the classic annuloplasty. Annuloplasty is the most-performed surgical repair procedure. It basically is done in every patient undergoing repair as a stand-alone in functional MR and in combination with leaflet therapy in the degenerative MR.

So basically, if you want to invest in repair, there is no other best investment than investing in annuloplasty and this is what it is. Now the first step of our experience has been to develop a dynamic ring, the Cardinal.

Why dynamic? Well, it’s very simple. My problem as a surgeon is that I implant a ring and I don’t know which size I should implant. There are some tools, there are some predictive models, there are some maneuvers but they work in 95% of patients. In 5% of patients, they put a ring which is too small or ring that is too large.

So simply — as simple as possible, why don’t have in a dynamic ring, why don’t have something that adapt to patient’s physiology? And so we developed this technology together with Valtech and there was also step one development having the Cardioband transfemorally mind.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

But it was an important study because we were able to demonstrate that with this adjustability, we could improve the outcome of annuloplasty. So this is a video showing that what you do, you implant a ring which is a ring similar to any other surgical ring and then after the patient is weaned from cardiopulmonary bypass under beating heart conditions, under normal hemodynamic, you can change the size and improve coaptation. So you can improve the size of this ring according to the physiology.

So it is bringing the surgical field into the interventional field by combining the surgical intervention with the physiologic adjustment capability. But obviously, the big revolution is to bring this feature into a catheter and that is the Cardioband.

So Cardioband is here. You see a surgical ring on the left, you see a Cardioband on the right, they’re very similar. What is this Cardioband? It is a surgical ring implanted with a catheter.

It is a — here is the device. It is done with a transfemoral approach, supraannular fixation just like in a surgical procedure with adjustability which is again helping adapting to the patient’s physiology and to the beating heart conditions.

These are the steps of the procedure. The implant is done under fluoroscopic and echocardiographic monitoring. The ring is implanted in a diastolic dimension and then constricted to obtain annular reduction and improvement of coaptation.

So at the end, what you obtain is what you see here before cinching. After cinching, there is basically evolution of mitral regurgitation in most patients. Karl-Heinz will go through these numbers but I think the initial experience is being amazing and for the first-in-man procedure, we’re being able to implant this device in all patients and we have in most of the patients a tremendous improvement of mitral regurgitation.

So in the pipeline, there is much more coming. Obviously, we’re working on the tricuspid space but also the Cardioband is a potential for being used also for degenerative MR with some modification. You see a picture which is in that direction.

Basically, Cardioband is a platform which has been used for many other applications. First of all, tricuspid. So Cardioband tricuspid, as announced by Amir Gross, is going to be used very soon in humans. We’ve already done our work in the animal lab. I will skip this slide because of time constraints.

But basically, it is the same device that can be used also in the tricuspid annulus with very little modification of delivery system. You just have to go in the opposite direction.

And, well, let me show you here, this is an animal study showing the same CT scan planning and then here is — sorry, I want to show you one animal size just to demonstrate. This is really happening.

The procedure is absolutely the same as for the mitral. We implant multiple anchors and we cinched the annulus. I have to say this is really the first in animal experience, and it was really simple to adapt the technology from mitral to tricuspid.

So I go to the other field which is replacement. So Valtech is also very active in the Cardiovalve. Cardiovalve is — compared to other devices which at the moment in an early clinical stage, it is not yet there.

The reason why it is not yet there is multiple but one thing is for sure is that this device from day one has been designed to be transfemoral. This was a strong belief we had from the very first day. We wanted to deliver something which was sensibly better than anybody else without any shortcut.

Let’s go to the best and the best is transfemoral delivery of a device or a valve which is excellent in terms of sealing and fixation. So here you can see and outside you can see a video of how do we do — how do we implant this transfemoral in the animal.

For those who understand animal studies, the animals are very difficult to implant because their left ventricle is small and all the curves are more difficult than in humans. Still, we’re able to implant these valves repeatedly in a transfemoral fashion.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So it is a device which has been designed again to accommodate for large anatomies. We don’t fool also using small animals. We use large animals and even in this condition, this valve really works well.

So this is a design which is very mature and is going to be a game changer again in the field of mitral replacement because it would be from day one transfemoral. It’s not an adaption of a transapical valve. There are lot of little details that make this happen, I will not — I don’t have time too much to discuss on this.

So we are pretty far advanced. I can skip also this video because you can see it outside of this venue. So in principle and this would be my last slide before I go to the next topic, it is — the way I see this, I don’t call the acquisition, I call them marriage, for me it’s more than marriage than acquisition.

I think it’s very important for me as a clinician to see that a heart failure company is investing in mitral and I see this has important point for the continuum of care. You know, this is obviously very controversial where is the role for each of these procedures but for sure, these procedures are having a role in the lifetime of a patient with heart failure.

In the early stage, I see surgery still become — still being the leader and so Cardinal will play a strong role in those patients who need surgery today. There would be an overlap with Cardioband in patients with low ejection fraction also in the early stages.

Tricuspid will also be at the same time in patient particularly with FMR. Tricuspid procedure will also be very helpful for patient with heart failure and also probably the indications will also be in the end stage for those patients who require tricuspid treatment when that is indicated.

Cardiovalve, I see more — in a more advanced stage in patients who cannot benefit from a mitral repair and obviously having the option of that is still open. So this is the importance of seeing this as a big picture. It’s not one-device-fits-all, it’s just a series of devices, series of tools which are accompanying the life of patients with heart failure and improving our outcomes.

So with this, I think we should go to — directly to the next topic. Can we — these are just backup slides. Can I have the next slide set? And I will cover

— I’ll try to make it short again the topic of repair versus replacement.

Once more, mitral interventions are not an easy target and it’s not that easy to replicate what TAVI has been for the aortic. It will not be the same story. It is not the same story.

You know, it is interesting that mitral interventions overall were not very much in the radar eight years ago. You know, we were talking about percutaneous, pulmonic, aortic. The mitral interventions were not so much ready to be there.

But already in 2003, there was the first MitraClip and initially there was a lot of expectation for mitral interventions to grow faster than TAVI for many reasons because actually there was this feeling that this could be a simple procedure.

It was not said that simple to learn, however, today 25,000 or more patients have been treated with MitraClip and MitraClip is an excellent procedure. We will still use it but it is important to understand that MitraClip is not enough.

It’s not enough. We need an annuloplasty to treat most patients and we need replacement. So replacement, why everybody likes it? Because it’s simpler probably to learn. With only one device, you can try to treat every patient but this has a cost.

So the early stages with all these devices, they’ve been associated with mortality. I would say now the mortality is improving the last few months because there has been a huge attempt of very well selected patients.

But compared to MitraClip early experience, compared to our Cardioband early experience, you know, even in the — in our early phase of learning curve, mortality has been very low. This is not the case when we look at the mitral implantations, mitral valve replacement.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Why this higher mortality? Well, maybe there’s been a problem with patient selection, maybe there’s been a problem with devices in some cases, procedure maybe bad luck or maybe something else and what is something else?

Well, something else is nothing new. It is something that was very well known many years ago. This is a kind of deja vu. If you go into this publication 1961, this was the time when Starr and Edwards were developing their valves and they had these problems.

Look at the problem. Read these lines and you see the same problems that today we face with mitral valve interventions probably with fixation, probably with thrombotic occlusion, long term and this is the problem with early stages of valve replacement.

And the advantage of replacement is that predictability of the hemodynamic result but there is an unknown long-term hazard. So all this has been already seen and therefore, you know, I predict that we are going to see the same things as in the past with plastic surgery.

Initially as soon as there will be a replacement available, lot of physicians particularly those who are — who have no understanding about the mitral space, they all jump on this mitral interventions but this will not be longstanding.

The real winning value of mitral interventions is combination of repair and replacement and I bet and this is my bet that repair will still lead the majority of indications in the future that we will do more repairs than replacement.

So this is a well-known study from Mike Mack. He’s been one of the principal investigators in the CTS trial which showed one year no difference in mortality between replacement and repair. This has been always a discussion that repair is less risk than replacement.

And I have to say that this has been, you know, you see a difference in mortality but there was no power to calculate no mortality and, you know, this has been a little bit of a misinterpretation in my opinion of the data.

What is interesting is this patient had the similar clinical benefit although in the repair group there was more MR recurrence. So is MR recurrence a problem? You don’t know.

The other thing that was a tendency for higher mortality in mitral replacement and just as Mike said, in — when you select the patient correctly, you get much better reverse remodeling if you do repair as compared to replacement.

So there are still a lot of questions that should be answered from this study and I think and still I believe that a repair is safer than replacement and in the long term for sure, the impact of replacement is much bigger than impact of the repair.

And the question is whether it’s better to survive with recurrent regurgitation or to die with a competent mitral valve, this is a question that we have to think about.

So why all this? Because the mitral valve is just not a valve. The mitral valve is the left ventricle. It’s part of the ventricle. If you play with the mitral valve, we never be able to reproduce what is in nature.

You know, this is a fantastic picture that really helped also those who are not involved in the clinical practice who might have to understand what is the role of the mitral. The mitral valve is the structure of the heart. It’s a church. It’s a cathedral. You should not play with a church. You know, I came from Rome.

So if you look at the mitral valve, the mitral valve basically is structurally important. It’s where the muscles, you know, with the papillary muscle attached where, you know, it is the architecture of the left ventricle. So anything you do on this architecture has an effect on the function. This was already understood at the time of Leonardo da Vinci.

And last but not the least, there is also a hemodynamic factor. I would say it’s a fluid structure interaction. This is just a model but it reproduces very well how the fluid in the ventricle — how the fluid dynamics act in the ventricle in a normal heart.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

You see there is an asymmetric flow towards the lateral wall. There is a creation of a vortex and this is somehow created to preserve the energy. It’s a kind of solution to make the heart work better and more efficient.

If you look at these two MRIs, you see on the left before mitral replacement and after mitral replacement and you see this vortex is lost. So you - after mitral replacement, you have a loss of the vortex or even you have a vortex that goes in the other direction. What does that mean?

Well, you know, if the patient is suffering from mitral regurgitation, you keep mitral regurgitation away and the patient feels better. There’s no discussion. On the other hand, you are interacting with physiology and this will have a long-term effect.

So if you want to treat a patient with functional MR early, you don’t want to do this. You don’t want to create something that will not help this heart to function better.

There are lots of challenges — technical challenges for mitral valve replacement and I think there are many solutions and many of those will work. I think several companies will be able to succeed. But still, it is — you need to really realize that mitral repair is going to stay.

I see in this field a role for combining therapies and to where the full spectrum in front of us. So once more, this is, in my opinion, my last slide for repair versus replacement that shows again the role — the competitive role of the two therapies.

But let me just again focalize on Cardiovalve once more. Cardiovalve is a transfemorally delivered valve and in this slide, the role of Cardiovalve as you see, it is pretty — it can be done pretty early. Why? I still believe we can do early intervention with Cardiovalve because transfemoral will be a winning solution.

And what is the position of the surgeon of -regarding transapical versus transfemoral? You know, I have been for many years consulting for Edwards until I started my personal fight against transapical.

I was one of the few surgeons who were standing up on podium saying transapical is an R&D step to transfemoral. It’s not good for patients. It’s more invasive and results are worse.

I remember I did this slide here, you might have been a copy of this so I will show you this interpretation of the data from the partner. You know, it’s a very old slide.

This was, you know, showing that there is less mortality with transfemoral compared to surgery and there is more mortality when there is transapical compared to surgery. So I always add this comment from surgeons that would say, yes, but the transapical patients are more complicated, they have peripheral problems, but they forgot the design of the study.

Let’s go one slide back one second. Can I go back here? The design of the study was randomizing patients, you know, after the access, they were randomized to surgery or to intervention. So also the surgical patients — the surgically-treated patients were also selected to be worse candidates.

So then I did this slide which is my slide that shows that the surgical mortality is exactly the same in the two subgroups that shows that there is a clear problem with transapical.

Now this is the slide that shows a bit of blood so to deal with blood so nobody wants this blood. But let me leave you just with this fine slide, very simple. I will show you a very successful procedure.

These are two patients with a perfect outcome. We are happy with both. The one on the left was operated 24 hours before with transapical TAVI. The lady on the right is transfemoral TAVI. She’s much older and she’s already walking in the ward. The patient on the left is still in the ICU. He has chest drains and he will recover but it will take some time.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

We don’t want to have this in the management. This will not be acceptable for mitral interventions and that’s why we have to really focus on delivery in transfemoral solutions.

With this, thank you very much for your attention.

QUESTIONS AND ANSWERS

Doug Godshall - HeartWare International - President and Chief Executive Officer

We have time for — are there any questions from the audience or we can — Okay, so Chris we’ve got one here.

Larry Biegelsen - Wells Fargo - Analyst

Thank you very much. Larry Biegelsen, Wells Fargo. Just one for Doug and one for the clinicians. Doug, the U.S. trial pathway, the 2018 U.S. launch for Cardioband, you said it was a little optimistic but even 2019 it would seem maybe a little — we’re aggressive or optimistic. So can you give us any color what U.S. clinical trial pathway might look like?

Doug Godshall - HeartWare International - President and Chief Executive Officer

Well, we’re — actually, we don’t — we’re not merged yet or married yet as Francesco would say. So we’re — we have not had a chance yet to define that.

Just last night, in fact, we were brainstorming some trial designs. Amir and I have a meeting tomorrow with some other advisers to try to define what is the future going to look like for an FMR trial. It’s going to be different than COAPT.

It should be — I think the FDA recognizes — as Mike can probably speak more knowledgably than I am — COAPT was an effort to try to answer some questions and it’s very hard to enroll. So I think we’ll be better able to say here’s what our expectations are once we have defined the clinical trials we’re in.

2019 hopefully is not overly ambitious. We’re — we will have a one-year follow-up obviously so enrollment will have to be crisp to get there and Mike, I don’t know what your perspective is on what — the openness from the FDA that you are talking to last week.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Well, I think everybody in this field clinicians and FDA alike struggle with figuring out the right trial design for functional mitral regurgitation. COAPT is a very rigid trial. It’s just like Simplicity 3 in the renal denervation field.

And I think that there is some sense that the question we’re answering is “does correction of mitral regurgitation add anything to optimal guideline directed medical therapy?” And as we all know that’s not the real world. And although it may have been the appropriate first question to ask, there are other questions that are probably better asked to evaluate these devices that are more reflective of the real world.

So some of the trial designs that have been brainstormed for example is, “can a patient act at their own control in a trial going forward in a randomized trial?” “Can you compare a mitral valve intervention to real-world therapy the way the patients are treated?”

I think everybody struggles with what the right trial design is and I don’t think anybody sorted it out. But I think both waiting for the results of COAPT as well as the idea of doing another COAPT is — everybody feels a little bit uncomfortable with.

What was your other question, Larry?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Larry Biegelsen - Wells Fargo - Analyst

So it sounds like COAPT is going to be a pretty important trial for the field and so my question is what are the implications for the field if it’s positive and negative? And you brought up — you know, anyone who knows me knows I’m pretty bullish person on transcatheter valve therapy.

So, you know, this doesn’t come across as being negative but you mentioned renal denervation and hypertension through and that was something that, you know, surprised a lot of investors and doctors. So is there anything you can — any comfort you can give us around, you know, why that we will have a repeat of that with COAPT? Thanks for taking the question.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So I’m going to ask Paul Grayburn and Karl-Heinz Kuck to answer that. Paul has worked with me a whole number of years on COAPT and is the frontline person screening patients for enrollment.

Paul, what is your thought about what if the trial is positive and what if the trial is negative and the implications for the field? And Karl-Heinz, I’m going to ask you that you don’t have to do COAPT and you’re treating 150 patients a year with MitraClip the majority for functional MR in Europe. What is your sense of this? What do you think about COAPT and how do you think it will affect the field? Paul?

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

Let me start by saying, there are 25,000 of these procedures done worldwide. Sixty-five percent of those are in functional MR. It works in functional MR very well. Patients feel better. They feel much better.

If the trial is negative, it’s because we picked the wrong endpoint. We picked an endpoint of heart failure hospitalization and the whole field has moved and that used to be something we did.

Patient came in to the emergency room. They were really short of breath. We would put them in a hospital for a few days. But now that Medicare dings us for doing that, we’ve learned how not to do it. So I can keep them out of the hospital. I can’t get them off their couch.

And so I think of the trial is negative, it’s going to be negative just because the primary endpoint was missed but all the secondary endpoints are going to be hit. Patients are going to feel better. They’re going to have better six-minute walk time. They’re going to have better KCCQ scores. They may even after three or four years have a lower mortality.

So we’ll just have to see and we’ll have to figure it out and to kind of go back to Simplicity 3, when I sat in the audience listening to all the trials discussed, and I thought, “what I were a patient? If I were a patient, which would I rather have: a procedure that gets rid of my hypertension and now I don’t have to take any medicines or maybe one, or I take four pills some of them three times a day for the rest of my life?”

That’s a no brainer. So I think we really have to, you know, interpret these trials from the perspective of the patient and not the perspective of the clinical trialist.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So what happens if the trial is negative? What happens to the whole field and what happens if it’s positive? This might then become a standard of care and how do all these other devices fit in?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

Well, if it’s a positive trial, if it hits the primary endpoint then Abbott is going to go to the FDA and ask for an indication not for FMR but for heart failure.

And if they get that, you know, we’re going to have to train a lot of people to do this because this is going to explode. And then it’s going to set the stage that these other devices coming along are going to have to probably do a randomized trial against the MitraClip.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

And if it’s negative?

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

And if it’s negative, I think we’re going to have kind of a fist fight again, you and I have done that before.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Yes.

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

In trying to convince the FDA that it was negative because of poor trial design not because of a bad device and that we still need have this as an option for our patients and that decision needs to be at the doctor-patient relationship level not at a regulatory level. That’s going to be a fist fight.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Karl-Heinz?

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

Yes. You know, the problem that we had in Europe particularly in Germany where the biggest market is in Europe after the Simplicity 3trial that overnight, there was no reimbursement anymore.

So the insurance companies because of this stopped reimbursing renal denervation which was a disaster for all of us as physicians because, I mean, there were a lot of patients based on clinical experience that did profit from this procedure and don’t forget, I mean, the procedure was a very affirmative ablation procedure.

As an ablation specialist, I can tell you that this was probably the worst device that you can even think about to do an ablation — in a patient. You will never use it. I mean, this was the first generation device that we probably used 25 years ago when we started catheter ablation in our business.

Now the problem here was and therefore, I’m a little bit concerned, you know, about the COAPT trial and the concern is that, of course, beyond all the issues that Paul already addressed, here we are treating patients, you know, that are already under optimal medical treatment so the end of medical treatment.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So there is no other option then to do something beyond this to treat these patients that are highly symptomatic patients that are mostly elderly patients highly symptomatic, short of breath, can hardly walk, cannot exercise, and that makes also the randomization, of course, so difficult because there is no other treatment option then to treat DMR.

And now we have a device which is extremely safe that helps them to treat DMR and I can tell you by doing quite a lot of these procedures as was mentioned by Francesco you see a significant increase of blood pressure even during the procedure once you eliminate DMR and you see a significant decrease in the [valve] which is an indicator of the regurgitation to the left atrium.

So the problem that I see if the trial is negative then — and we have reimbursement, we have a very nice reimbursement in Germany for the clip procedure that reimbursement will disappear very much like what happened for renal denervation overnight because the insurance companies, you know, or all the healthcare systems particularly in Germany where we have a very, very nice healthcare system as you know, everybody is insured.

But the costs are increasing every year. So the insurance companies are just looking for negative trials and as soon as you have a negative trial, they stop immediately reimbursing. So the whole therapy will disappear.

So that is also the responsibility that physicians have today. If you start a randomized trial, you have to know what the consequences of such a trial are. And I’m very reluctant today to start trials too early, you know, because we have to find the right patients that need to be treated. You need to find the right physicians who can treat these patients because it’s technically challenging procedure.

Even the clip, you need to have good experience to do this procedure and so I’m a little bit worried. You know, I mean, you need a lot of centers, I don’t know how many centers are involved now in the COAPT trial, but you need a lot of centers to get these patients enrolled.

And then at the end of the day, at the very beginning, you are looking for high qualified centers then because of slow enrollment, you are just looking for centers. You know, you don’t care anymore for highly qualified centers that have a lot of experience, they just have to enroll and then, of course, the risks of these procedures that are not done appropriately and not with the best results is extremely high.

So I’m a bit concerned, you know, because if that treatment would disappear, we would have a problem, you know, to treat these very sick patients.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So the answer is 84 centers.

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

Eighty-four centers, right.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Eighty-four centers.

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

So, you know, just one question when you think about it, 84 centers and now we have 300 patients enrolled. That means every center enrolled an average of three patients into the trial. Now how can they treat three patients? So I would really very much like to see how many patients are treated a year in the trial.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So we’re running a little bit behind. Are there other questions right now that anybody has? Yes?

Unidentified Participant

We have time, Dr. Mack, for one more question.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Sure.

Puneet Souda - Leerink Partners - Analyst

Just one question, I know we’re tight on time. So Dr. Mack or if I — this is Puneet Souda of Leerink Partners in for Danielle. Just — if you could help us understand, this is a functional disease which has, you know, irrelevant ventricular remodeling, so could ventricular remodeling become as a primary endpoint at some point in this trial design or is that a really high bar to go after?

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

No. I think it’s really a very appropriate bar. As you know, the FDA has always insisted on a clinical endpoint for regulatory trials. I think there is a sense that there are good surrogates for clinical endpoints that can be appropriate endpoints like for example diffusion-weighted MRI lesions for neural protection devices.

I think that the primary endpoint of the NIH surgical trial was left ventricular end systolic volume index and as we alluded to that if you pick the right patient for repair and they did not have recurrence, those are the patients that got a good result. But left ventricular remodeling was an endpoint and I think that trial can help inform and contribute to the design of trials going forward.

So again I’ve got no insight from the FDA by any means by I think from a clinical trialist standpoint, I think that makes all the sense in the world and may be very reasonable. Paul, you’re the expert here. What do you think?

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

There’s already an overwhelming amount of data that successful MitraClip causes reverse LV remodeling and if that were the endpoint, the FDA should approve the device tomorrow regardless of COAPT.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Other questions right now? Yes, Bruce?

Unidentified Participant

There’s a microphone coming.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Unidentified Participant

Just a quick one. You know, in the presentation about Cardioband, the basic premise was that valve replacement will run into trouble and will have high mortality and morbidity.

If in fact it goes better than you guys assumed and in fact, you know, they show rapid progress like they have in TAVI, how does that change your view or does it change your view as to where the two technologies fit? Does repair just become the early stage option or do you have deep reservations about messing with a complicated apparatus that may have hypothetical issues in terms of how the ventricle behaves?

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So I think the short answer to that question is yes. But there are higher degrees of uncertain. Paul, you have a lot of experience with both different repair technologies as well personal experience with mitral replacement technologies now as well your core lab for a number of devices, what your sense to the answer of that question?

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

Yes. To keep it short for the interest of time, I think we’re — I agree with Francesco, repair is better and I think the replacement devices have a lot of problems.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Yes. I think it’s a very long runway to get there for replacement. There’s a lot of issues now. They will get solved. We know from years and years of surgery, if you can repair then you’re better off and I think a lot of those concepts are translatable to this field.

So I think the runway is going to be shorter for repair than it is for replacement. I think that ultimately replacement has to get to a transfemoral or transseptal approach. It can’t stay transapical.

And I think that we know that right now I think that the repair issue all comes down to imaging. The learning curve there has been surmounted 3D echo and X-Plane are superb.

I think that one of the concerns about Valtech and Cardioband was it’s a procedure that only Francesco could do. I think we’ve moved well beyond that right now and that the imaging has gotten perfected enough that it is translatable through a large number of centers now.

So maybe we could close this before a break with Karl-Heinz, what are your feelings about this area of repair versus replacement?

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

Again, I’m working in the field of repair of the mitral valve since many, many years. I started with indirect annuloplasty using the MONARC device of Edwards and then I’ve used a couple of other direct annuloplasty devices, percutaneous devices.

Now the issue is that all these devices, they have shown some benefits in individual cases. But they’ve never shown a systematic reduction of MR in the consecutive series of patients.

So there is no question, you know, that I — first of all, I believe that any procedure needs to be done transseptally and I’m a deep believer for all reasons that Francesco mentioned and I’m probably even more strict than he is but the difference is he’s a surgeon, I’m not a surgeon.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So I don’t like transseptal — transapical at all. The mortality even in our own centers is triple as high as it is with any transseptal approach. It has to be simple and has to be safe and I think that, you know, what we have available now, MitraClip and hopefully very soon in more patients with the Cardioband is a revolution in medicine.

I can tell you, I mean, being an interventional cardiologist, it’s a revolution that you can treat someone so easily and so nicely and with no peri-procedure mortality. I mean, these are very sick patients. You would expect a 10%, 15% in hospital mortality and 3% periprocedure mortality and the periprocedure mortality is zero with the Cardioband.

So it’s a very controlled procedure. It’s unique. I mean, it’s fun. I would love to do it every day. But, you know, you just have to find the right patients so I’m ready but we need more patients and we need more referrals.

Most of the physicians don’t understand what benefit we can offer to these patients. So it’s hard to transfer the right message to the medical community. That’s the challenge. I think there are physicians ready and Francesco was a great teacher and he still is a great teacher and we’re always happy to have him.

But, you know, he has done so many of these procedures in animals, in humans. He does it, you know, without even thinking what he does. And now the approach has been — become very systematic. Thanks to the company and all they’ve done — a lot of nice training sessions. They have a model that they’ve developed so the procedure now can be done reproducibly very, very much like what Francesco did at the very beginning.

So it’s moving. It’s really moving and we just need to treat the right patients and we have to get them to the hospitals where people can treat them.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So great. So I think we’re running behind. We will take a 10-minute break and then reconvene shortly after 11 o’clock and then we’ve got a number of other presentations and another question and answer session at the end of that. Does that sound good, Doug? All right.

Michael Mack Does everybody go ahead and take their seats? So we’re running about 25 minute behind which was pretty predictable. We can’t predict what’s going to happen in the mitral valve space but we can — we could predict that on the frontend.

So Doug and I have just talked and I think what we’re going to do is go through the remaining presentations. I think all of these were barraged with a number of questions at the break so I know there’s a lot of questions out there.

So after these presentations, we’ll go to a Q&A period and what we’ll do is we will end by one and then we will have lunch available at 1 o’clock if you want but we won’t take a break for lunch, and I think that will allow all the questions to be answered and everybody feel a little less pressured to rush through their presentations.

So I’d next like to introduce Professor Karl-Heinz-Kuck from Hamburg. Karl is — Karl-Heinz is the president of the German Society of Cardiology. He is the busiest structural interventionalist in the mitral valve space in Europe and that probably means the world.

He is extremely talented and as you can tell already, he feels very passionate about a lot of multiple issues in this field. So Karl-Heinz is going to give us a deep dive on CardioBand.

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

Thank you very much, Dr. Mack. Ladies and gentlemen, it’s my — really my pleasure to be here and it’s also my pleasure to be part of the Valtech family.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

What Amir mentioned at the very beginning, it’s real fun for a physician if he is working with people that are dedicated, and it’s even more fun if they develope something that really works for patients’ care and then particularly if you are an interventionalist, it’s very frustrating if you do procedures and patients have a lot of hope and you promise them that you can take care of them, you do an intervention and at the end of the day, you know, this intervention does not support the health of the patient and you may even end up in complications.

So I have personally gone into these over the last couple of years particularly in the mitral space and I’ve done a lot of things, and I came to the conclusion almost every time that I should get out of it, and I have left more companies that I worked with over the last couple of years than I have found new ones, but I’m really happy now to be part of this very interesting technology.

So some of the slides have already been addressed. I just would like to mention again that we don’t have too many options. That sometimes — something that people that deal with reimbursement issues or legal issues don’t keep in mind.

You know I have 50% five-year mortality and then 90% hospitalization rate. So what can you offer to these patients if the numbers are like this? And again like what Dr. Mack already showed to you, the number of patients that undergo surgery in this databank is 11% and the number is extremely low with the very bad ventricles and it’s a bit better with the better ventricles, but the overall number of patients that can be treated surgically with poor left ventricles is extremely low so there is nothing to offer to these patients.

And again, it’s almost impossible to distinguish whether it’s a surgical or it’s an interventional procedure. It’s really the same type of procedure if you look at it. It’s a band that is — a surgical band that is implanted via a catheter. And here you see, you can see again the same band and the only difference is this is an open heart surgery and this is a closed-chest intervention that we do.

This just to demonstrate to you very briefly how the procedure is done, we do a transseptal puncture under echo guidance. Then you have the steer (inaudible) in the delivery system which is introduced into the left atrium.

It’s a transseptal approach and then you position the first anchor at the anterolateral commissure and from there, you’ll start to move the system point by point around the posterior leaflet and you end up at posteromedial commissure and each of these anchors really inserted deep into the left ventricular myocardium and over time there was some technical adaptations and at the end of the day now, we are dealing with 6 mm deep anchors that haven’t shown any detachment from the annulus, which happened in the very early experience.

And, of course, the first in man trials are always used to adapt technologies to learn from the early experience and to improve the technology. Now as you can see here, now the adjustment device, the adjustment tool will be introduced and then the cinching will start depending on the amount of MR.

Now as I mentioned before, this is a very, very reproducible procedure. We collect a lot of data before we start the procedure so we take the right device depending on the size of the annulus. All this information comes from a very careful CT analysis.

We develope the projections that we are working with once we do the procedure also based on the CT information. We do the transseptal puncture depending also on the CT information. Mostly, these punctures are very posterior and rather inferior and then also we have this 3-D preview of the system position.

Now it’s four steps, transseptal puncture, the system is inserted, the implant is deployed and then at the end, the adjustment is done. And as you can see here, this is from a TVT meeting in 2012 and I still remember I was in the audience when Francesco showed this at the cadaver heart.

There were all the technologies in the same room, and the only technology that really worked for someone who has worked with all the technologies was fun for me, it was interesting for me to see and to watch it. The only technology that really worked during that demonstration was the Valtech technology that Francesco was showing like on the cadaver heart, you see how nicely you can really cinch the annulus using this device.

This is a case that comes from our lab and you see this is the baseline once the device is applied and we still have quite some MR. Can you run this again? And then after the cinching, after the adjustment of the diameter, you see that all the MR that you can see before is completely gone here.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So that’s fantastic. You do a procedure. You apply the device and then you can adjust the diameter until the MR is gone. I mean, it’s beating heart. So you see what you do and you see what you have to do.

Once you see what you can do, you know, it’s extremely impressive and it’s really that’s what — that’s why we are physicians for, you know, to treat patients under very controlled conditions. That’s what is really unique, and it’s really beautiful.

So if we look into the trial, I think before we do this, I’ll just show a case. This is one of my early experiences. This was done in 2014 and all the early cases proctored by Francesco so from the overall number now, we have done our total of 50 cases. Francesco was proctoring 15 since then.

The investigators and I will show you the case in a minute, so you a transseptal puncture. It’s standardized intervention. Intervention cardiology is done as I said posterior. Once the steerable -device- the guiding catheter is inside of the heart then we place the first anchor, which is supported by the wire that goes into the left ventricle.

So here you see the first anchor. The second anchor, we are now placing two anchors, 6 mm anchors at the very distal end to make sure that there is enough force once we start the cinching.

Now the device, as you can see, will be disconnected. So this is the delivery system that is taking out and now with the adjustment tool is introduced that is connected to this pull that you can see here and then we start the cinching. So you see all these anchors that are placed anchor by anchor from the anterolateral to the posteromedial commissure all the way around the posterior leaflet at the posterior annulus.

Now this is one of these fantastic three-dimensional images that have to be provided by echo guidance. You look at this, you see the ring, you see the band very nicely and then you start to adjust, and you do it step by step. You start 0.5, you go to 1 and then you just look, you know, until the MR is gone and then you stop, period. That’s the procedure.

And so here at the end, there was a significant reduction in the anterior commissure but also the anterior-posterior septolateral diameter. So this was in July 2014 and since then, you know, we have added a couple of more procedures and I’m just — I’m happy and proud that I can share the overall information that has been collected in Europe over the last couple of months with this technology.

And these are the sites, originally, it started in Milan and then in Paris and then we started in Germany at our hospital, there are two more hospitals that are working with the technology now in Germany and then Francesco, when he moved to Zurich started the procedure also in Zurich.

And this is just at the very beginning of the presentation a short summary what we have achieved with these patients. Now again, this is 45 patients, and I’m sharing with you the information of all the 45 patients.

Ladies and gentlemen, that’s unique. Most of the time, if you are listening to these technologies for the mitral space, you see four patients, six patients, seven patients, a total of 50 patients have been treated or 40 but the information is only for four or five patients because — and then you’re asking yourself, what happened to the rest?

Now this is a total of 45 patients and this is consecutive patients and then we share the information openly with you. That’s unique for a startup. And this is from the very first patient until today.

And as you can see, if you look into this very short summary, you see that at the end of six months of follow-up, you have 87% of the patients with MR equal or less than two and then after 12 months, we have 95% success rate of those that are in the follow-up until one year.

So the procedure was successful in all of the patients. That’s unique in a first-in-man trial for such a complex space like the mitral space that they are physicians that can apply this technology to 100% of the patients they have treated. That’s unique.

You have to understand this. This is not normal. Most of the time, you have technical failures. So intraprocedure MR reduction was found in almost everyone. I mean, I remember one case and that has something to do with patient selection with a very small diameter, annular diameter and posterior tethering where we could reduce the diameter but had no impact on the MR, so patient selection is very important and that’s something that Paul hopefully will address.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

It’s very important for the future but on average, we could reduce the septolateral diameter by 20%. No procedure mortality. Pre-hospital mortality is two out of 45.

So, the trial is a safety trial, and as you can see, we are looking for severe adverse events within the first 30 days and severe adverse events are death, myocardial infarct, cardiac tamponade, device-related cardiac surgery or stroke.

And then, of course, we’re looking into performance endpoints. We want to know whether we can apply successfully the device to our patients. And if we can, whether we can reduce after the adjustment of the diameter, the MR.

And then we have secondary endpoints which, are also safety endpoints, up to two years, and then we have performance endpoints during follow-up at 6, 12, and 24 months looking into MR severity, change at 6-minute walk and change in quality of life.

Now, the inclusion criteria are shown here. So, I think it is very important at that point in time that we only include patients with an ejection fraction above 25% and a diastolic diameter below 70 mm for the reasons that Dr. Mack did mention during his presentation where he mentioned that the critical diameter is 65. Now, we believe that if we don’t do surgery but an intervention, that might be 70, maybe even 72 or 73 one day, that’s something that we have to learn.

And of course, the procedure should only be done when the surgeons and interventional cardiologist believe that the surgery doesn’t make any sense. So, we are excluding patients with heavily calcified annulus or leaflets at this point in time. There are a couple of more exclusion criteria that for time reasons I don’t want to go into details.

Now, this is the overall patient population. As you can see here, this is really a very sick patient population with an advanced heart failure, New York Heart Class III or IV in almost 90% of the patients. The majority had ischemic heart disease, but also 17 out of the 45 patients had non-ischemic heart disease. Of course, at that point in time, the number of patients is too small to make a subgroup analysis, but it will be of interest, of course, to see whether that response, post response is the same in both groups.

As you can see, the overall end-diastolic time is 61. There’s one patient who is 75. That again is due to the fact that this is core lab information that you see here. You can also see the one patient with a ejection fraction of 15. That should not be the case. But again, these are the differences between the online analysis that they investigated us and the core lab; therefore the core lab information is very important.

And you see these patients have a lot of comorbidities. These are the safety events that we have seen two deaths in hospital. One patient had a hemorrhagic stroke. This is a patient who had triple therapy, aspirin, clopidogrel, and an anticoagulant because of atrial fibrillation, and he died from hemorrhagic stroke. There was one patient at the very early stage with a detachment of the device for the reasons that I mentioned.

The size of the anchors were only 4 mm so we had this detachment, the patient had recurrence of MR, was taken to surgery and died from surgery for the reasons that we also discussed. These are very sick patients. You take them to surgery. The risk of deaths is extremely high.

But look to the rest. No myocardial infarct, no respiratory failure, no cardiac tamponade. Extremely safe procedure.

And this is what you can see if you reduce the annulus, then you reduce the MR. Most of the patients had moderate to severe MR, and at this chart, almost all of them had either no MR or trace. And then over time, this result is really maintained. You see a basis, again, core lab information, that Paul will share with us.

You had 95% of the people at the end of one-year for those who were at the follow-up at this time that had either no MR or MR Class I, all of them below Class II. And this is due to the fact that we could achieve this reduction in the annular diameter and as you can see here, it’s from 40 mm down to 34 mm, and that was associated with the significant decrease in the severity of MR.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Now, how does this transfer in functional parameters? This is six-minute walk quality of life in New York Heart Classification at six months and you can see there’s a significant improvement in all of these parameters for this patient population, and this excellent result can be maintained over one year.

So, we have the same significant difference in favor of device treatment in this patient population. And again, this is really fascinating over time.

So, in conclusion, ladies and gentlemen, transcatheter surgical annuloplasty using an interventional device is feasible. The safety profile is similar to equivalent transcatheter procedures, very much and very similar to the clip procedure. There is a significant and consistent reduction in the septal lateral dimension and this transferred in a significant consistent reduction in mitral regurgitation.

Of course, it is also the potential that further intervention, I can tell you, we have done and treated two patients of the early phase with detachment with a clip thereafter. So, you have the options of future interventions if you do such a procedure in annuloplasty only.

Thank you very much for your attention.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Thank you, Karl-Heinz. That was a great presentation. Maybe you could work on getting a little enthusiasm for it the next time you present?

So, next — it’s my pleasure to introduce Paul Grayburn. Paul Grayburn and I have worked together for over a decade. We’ve worked in the mitral space including MitraClip, since 2007. And I think in this whole mitral field, the heart team is important, but I view the most important member of the heart team is the imaging specialist.

I think that surgeons and cardiologist become just technicians for this procedure. As the TAVR space imaging is important but not nearly as important as it is in the mitral space. You know, it took 15 years for MitraClip to get from first idea to commercial approval, and everything in life is timing. The problem was the imaging had not caught up to where the technology was.

And I think 3D imaging has been the key. If that had come in10 years earlier, it may have been a different — it may have been a different timeline for eval. But the timing is perfect here.

And the most valuable member of our team in the whole mitral space, Paul Grayburn.

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

I paid him to say that.

Okay. So, I put my disclosures up there. So, I do work with a lot of these companies and do a lot of things and I’m the, actually, the core lab for this Valtech study that Karl-Heinz just showed you. And so, you know, that — down at the bottom that’s our hospital and we’ve done a lot of core valve or core lab work and the role of the core lab is really to be the referee and, the referee can’t play on either team and has to judge fairly.

I’ve actually been fired as a core lab from a couple of other companies in the space because their device didn’t work well and that’s what I said. And I think that’s a good thing, you know, getting fired for being honest is okay.

But what I’m going to show you today very briefly is that this device does what it’s supposed to do. It actually works. And I wasn’t sure when I took on the core lab role that it would or not. This is just a 3D image, you know, it’s sort of at the top left. You actually — the two bright white things that you see there are actually the device aiming right at the mitral annulus.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Then, at the top right, you actually see the first anchor going into the anterolateral commissure and then bottom left Panel C, you see the anchor coming out. It looks like a little screw. I’ll show you that again in a minute. And then, you see the whole device implanted at the bottom right. And these are the images that come to me from the sites doing it.

This little movie shows the anchor going in. You see that? And I think that this is one of the — the key points of this device. To my knowledge, this is the only device in the mitral space that directly anchors to the mitral annulus. And what’s important about that is for 50 years, that’s how surgeons put in rings and valve replacements.

If tying a valve to the apex with a tether or clamping onto the mitral leaflets or expanding, you know, radially with strong force against the annulus were an idea that was good, surgeons would have done that many, many years ago because it would be a lot easier than putting a whole bunch of pledgeted sutures all around the annulus. So, this is pretty impressive to me that it’s a direct mechanism.

And then you’ve kind of seen this before. You see Panel A was the movie I just showed you - one anchor, then Panel B. You see a bunch of anchors and notice how sort of linear it looks. Panel C, you begin the cinch. Panel D, you finish your cinching and you’ve really changed the geometry of the annulus here on floro. You’ve really made a big difference in the way things look.

So, what we did is we took these 3D images from the sites. And quite frankly, that’s a 2D picture you’re looking at. It’s been completely flattened onto the screen.

But the sites had the capability of sending us raw data where each pixel in 3D space is actually located in that 3D space and then we can use some pretty sophisticated software to measure things in 3D, not in 2D. So, that’s the anterolateral anchor going in and what you see kind of behind it, that big white horseshoe, that’s actually the annulus, that’s the target. That’s where the interventionalist or the surgeon on the device is going to be aiming these anchors as he marches around from what is essentially 10 o’clock on that picture all that way around to 2 o’clock to the posteromedial commisure.

And so here, they’ve done that, and you see the two anchors, one at about — looks more like 9 o’clock there but it’s really 10 o’clock and then one over there at 2 o’clock. That’s the whole thing put in. You see the mitral valve behind it.

And then — and then you see the cinching. And I don’t have an — maybe I do have a pointer here. Yes. Awesome. Yes. Fantastic.

So, what I want to show you, it’s something that surprised me about this device and I wasn’t expecting. As our surgeons on the panel all know, that in ischemic cardiomyopathy, the leak has a tendency to be over here, which is what we call P3, the posteromedial scallop or the posterior leaflet.

And I’m going to show you this again in a minute. It seems that this device tends to pull up more - and you see it right here - more on P3 than it does uniformly. I wasn’t expecting that but we see that. I see that as I look at these images and that’s a good thing.

So, you see it here. So, here’s the baseline picture. This is before implant and you can see the whole here. This is where the valve leaks. It’s way over here medially, classic for ischemic cardiomyopathy.

Now, there’s a lot of variation in this disease. It can leak all the way from this commisure to this one in some patients or it can leak in one place or another but this is pretty classic and you see how dilated and round the annulus is.

Well, now that the device is in, you know, you see it going in here and now the device is cinched and it’s really closed. This hole is closed. It’s pulled up this P3 area more than any other and it’s really done a remarkable job of shrinking the annulus and actually coapting where there was a big gap before, and you can see just looking at this that this is called the AP diameter here and this is the intercommissural distance between this commisure and this one, and you can see that both of those distances look too have shrunk.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, we actually took our 3D program here where we measure in 3D and all of our measurements are made in 3D. It’s not a 2D measurement of a 3D picture. It’s actually a 3D measurement so we can actually show the change in the morphology of the annulus pre and post device. That’s what we did.

Here’s an example, just one example here. Here’s the aortic valve up here, kind of chopped off, this is the mitral annulus reconstructed in 3D, and the AP diameter goes from 3.6 to 3.16 in this patient and the intercommissural diameter goes from 4.0 to 3.15 in this particular patient.

And then, there’s something important which, you know, I’m not — I don’t have a movie to show you in the interest of time, but this is the aortic mitral angle and this flexes in systole and diastole, to facilitate diastolic inflow and diastole and to open up the LVOT and facilitate for cardiac output in systole.

And so, we can measure this angle and this also changes favorably with the device going in. So, we took all of these measurements we made. I know many of you in here are familiar with statistics and you use it all the time.

So, what we did is a simple paired TEE test comparing baseline to intraop 3D measurements. We only had that on 22 patients because if the sites didn’t save the data in 3D format, if it was saved in DICOM, we can’t do a 3D analysis of it.

But four things popped out when we did a Bonferroni correction. Now, when you do multiple, you know, comparisons, you have to adjust for the — for Bonferroni’s principle that you might get something that’s statistically significant by chance.

So, when we do a Bonferroni correction, we get the intercommissural diameter anteroposterior diameter, circumference of the annulus and aortic mitral angle has significantly changed by this device.

So what I think is importance of this is that this device does what it says it’s going to do. It directly anchors to the annulus. It’s the only device that does that. That’s how surgeons do it. That’s important. That’s also important for future valve replacement which they have on the drawing board.

And you can see these acute intraoperative changes in annulus geometry measured in a very sophisticated way by three-dimensional imaging show confirmational changes in the annulus that are favorable. And as you have seen by Dr. Kuck’s recent talk there, it also translates in to clinical benefits. MR is reduced.

If you saw, carefully, on his slide, more than 60% of the patients have zero or one plus MR after this device, that’s superior to what’s published with MitraClip. This is better at reducing MR than MitraClip in these patients. It also translates into LV and LA remodeling. We’ve measured that, it works, and it also translates into dramatic improvement and quality of life as measured by six-minute walk test, asking the patients how they feel and doing the Minnesota Living with Heart Failure Questionnaire.

And I’m going to save us five minutes, Mike. Thanks.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Thank you very much, Paul.

So, just so nobody feels bad out there that Paul throws around this Bonferroni correction in our research meetings and I didn’t want to admit that I didn’t know what it was so I didn’t say anything and I went and looked it up on Wikipedia afterwards. So, feel free to look it up on Wikipedia if you feel dumb.

So, now we’re going to switch gears and talk about mechanical circulatory support, and we’ve got two speakers that are very experienced in this field. The first is Paul Jansz who is a consultant, cardiac and transplant surgeon at St. Vincent’s Hospital in Sydney Australia. He’s been the lead investigator in the HVAD trials as well as the MVAD trials and he’s going to give us an overview of the MVAD and user experience.

Paul?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Paul Jansz - Deputy Director of Heart & Lung Transplant Program - Surgical Director MCS St. Vincent’s Hospital

Thanks very much. Thank you for having me. So, I’m what a surgeon looks like. You mi could maybe take a photo of Steven and I.

So, I’m from St. Vincent’s down in Sydney, Australia. I’ve got no — nothing to declare. No financial interests, unfortunately, and we won’t go into too many details about some of the investigational devices.

So, just to give you a background, St. Vincent’s is in Sydney. That’s in — it’s a beautiful city, Sydney. It’s on the coast. We’re a busy unit. We do about a thousand to 1,200 cardiothoracic cases, lots of transplants and we’ve got a very large ecmo program and transplant program that seems to be going exponentially.

We’ve been involved in mechanical assists for a long time and have a reasonable — reasonably broad range of experience across the number of devices, across some various companies, and we were involved in the clinical trial with the HVAD in the early days, and it’s fair to say that the HVAD is our device of choice and we’ve done about a hundred, well 120, I think, since this week. Both as LVADs and BiVADs and we’re an investigator in the MVAD system.

We’re also — as I’ve said, originally, busy adult cardiac program and right across the — I just sort of put this in to sort of show that we do have a bit of an experience in what we’ve been talking about this morning, the mitral program is fairly big at St. Vincent’s so I did the start of the robotic program when the robot was the flavor of the month and I did a hundred of those and then realize it was just as easy to do minimally invasively, so that’s the way we do it at the moment.

And, you know, what do I do? What will I do when I got home? I’ll do a couple of cases where I’m putting an annuloplasty band and put a few chords in. So, I think — I think the technology we’ve been talking about is very interesting and not just probably not limited to only secondary mitral disease but that’s another conversation.

Structural heart is big in our unit. We do — TAVIs, we do these transaortic, transapical, but the majority have been done femorally and we’ve been involved with MitraClip from the start as well and I’ve done about 55 of those which is rare for a surgeon but we work very well together as a team with our cardiologists and we’re also the lead investigating unit on that mitral replacement program using the Tendyne device and we’ve done four of those so far.

So, the MVAD, we were very excited when the MVAD came on. It’s — we’re part of that — we’re thankful to be part of the multicenter trial which is, you know, involves 70 patients across 11 sites in Europe and Australia with the primary endpoint being survival.

Implantation is either via a thoracotomy or sternotomy and we’ll talk some more of that a bit later. And the first patients were enrolled in July 2015.

What’s different about the MVAD and you all know this probably just as much as I do, it’s small which is going to enable minimal access implantation, and you all saw from my earlier slides, there is a move generally in cardiac surgery to do things without big cuts and to avoid the sternotomy and that’s certainly the flavor of most practices.

So, being able to put a VAD in without a sternotomy is very compelling. And I think our game breaker is the PAL, Patient Peripherals, system. It’s a really beautiful lightweight, cleverly designed peripheral which, you know, we’ve got some firsthand experience with that patients seem to love.

It’s an x-ray of one of the devices in. As you can see, it’s a small device that sits in the pericardium which has a lot of advantages. You can make out a few of the other key aspects of it, the Gimbal, which I’ll talk about.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, in terms of the Impeller technology and this is where I go a bit fuzzy on, I need an engineer to explain a lot of this to me but it — most of the blood goes through a very low stress blood channel which is good. Hemolysis can be a problem. Smoother impeller edges leads to decreasing forces on the blood. And also having a small priming volume is good as well. So, it’s a very elegant design.

As I mentioned earlier, we’re moving generally across the board but not — but also in mechanical assist towards less invasive surgery. So, it’s implanted via thoracotomy. One in four systems in the world go in that why we don’t have to open the sternum. It’s very good. A lot of these patients have had previous cardiac surgery so it makes it difficult to get the heart out to put a VAD in.

So, a small incision, reduced bleeding, we don’t have to go on pump, so that has a huge advantage. And it’s thought to help the right heart which is the Achilles’ heel of VAD technology, if you like. In these sick hearts, up to 10% to 20% of patients will have right heart failure, so that’s something that needs to be dealt with as well.

And as I’ve said, it’s easier — it’s an easier procedure for redo patients and we can get patients out of hospital quicker.

Okay. So, this is just a video of the device going in. So, this is done through a small incision. And so all you can see there, this is a left thoracotomy. All you can see there is the apex of the heart and the sewing ring which is being sutured to the heart.

Sewing ring is great. Anyone who use devices in the early days and had to put purse strings in the ventricles and somehow secure the pump to the heart would know that the sewing ring is a real breakthrough.

And this sewing ring for the MVAD has got a Gimbal on it and what that means is that you can actually direct the pump, direct the inflow in the — in the area — in the direction you want it and you can place the inflow cannula at any point. So, you can bring it out and you can move it and point it in any direction and I’ll go on to explain why that’s important.

Going on with the video that is — so what he’s decided which way he wants the pump pointing and he’s tightening it up so that the Gimbal points in that direction.

And it’s that simple. Anyone can do it, even a cardiologist can do. I’m sure that’ll work out a way to do it. Through a little catheter or something. We’ve got — we still got some time, Steve.

And then the outflow graft is sewn to the ascending aorta and that’s — it really is a very simple procedure, less than an hour. The last one, you know, the average pump run for the LVAD implant about 45 minutes. So, it doesn’t take very long.

So, here’s just an example of the Gimbal. So, there’s three — three echo positions, it goes here. So, if you can see on the — where’s the pointer? Which one are we looking at? This one here.

So, you can see here, this red line here is the septum. So, what can happen is a lot of these pumps when you put them and they can point towards the septum and that’s a problem because the pump can actually suck the septum into the pump and it can occlude it and I’ve got a number of talks looking at that sort of thing and how to avoid that in other — in sort of the HVAD or the other — other pumps.

So, what the Gimbal allows you do is a very simple maneuver, you just change the direction of it. And you can have it pointing towards the mitral valve, so in a nice axial plane.

So, this might not say much to you but it’s very nice for a surgeon to just be able to do that with echo guidance and not worry about the consequences of the pump directed in the wrong direction. And similarly, you can move the pump in and out with the Gimbal. And that has implications when you want to plant — implant the pump in, say, the right ventricle.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, the other, I think, real game breaker for the — for the MVAD is qPulse. So, we know that pulsatility is important. It can have some benefits for both the — for the heart and for the patient and for the — some complications that you can see later such as the GI bleeds and also for aortic regurgitation.

So, I’ll just try to explain a few things to you. So, I believe, we get a little start. So, when you take over the function of the left ventricle, what sometimes stop or ceases to happen is the aortic valve, which you can see at the top, stops opening. So here’s a heart and this is actually one of the MVAD hearts, with the pump working and the aortic valve is actually not opening. It should look like this. You can see it opening and blood coming out through the valve.

Now, what can happen, that can occur because the pump’s doing all the work so the heart doesn’t have to eject or the patient might have some mitral regurgitation that can be a problem and we’re starting to learn that mitral regurgitation in the setting of the VAD may be more of a problem than we appreciated.

What the qPulse allows the heart to do, if you like, is by ramping down the speed and essentially stop working for a little while, t allows the heart to take over as it’s doing here and eject blood out and open up the aortic valve. Because we know that what will happen in the situation is if we leave an aortic valve like this, it will eventually, the aortic root, will start to dilate and the patient’s aortic valve will leak more and more and that’s a problem we’re seeing more and more. So, the addition of the qPulse is very exciting because it’s got a long way to alleviating that problem.

So, lastly, the Patient Peripherals, these are fantastic and a real breath of fresh air, they’re small — they’re very simplified. The patient can change batteries very easily. The battery and the controller system are integrated, so there’s no time when the battery or the controller doesn’t have power. It’s a snap-on, cable-free battery which is really fantastic. If you’ve seen the difficulties with changing some of the older systems, this is a real breath of fresh air.

And, you know, it gives — it gives the patients a lot of confidence and a lot of safety and reassurance. You know, these patients are very sick, and it can’t be easy, you know, relying on a machine to keep you alive, but this goes a long way to alleviating lot of those problems.

So, thank you very much.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Thanks, Paul. That was great.

So, our last speaker before Q&A panel is Steve Boyce. Steve and I go back more years than either of us will admit. We’ve been involved in clinical trials for at least 20 years together. Paul is director of advanced heart failure therapy at the MedStar Washington Hospital Center in Washington, D.C., and as I understand from last night, is about to take over the state of Maryland also.

But I don’t think there’s anybody that’s more of an expert and more versed in field of mechanical circulatory support from than Steve. And he’s going to talk about the HeartWare-Valtech combination, the physicians’ view.

There are a lot of eyebrows raised when this was announced and there are questions about why this made sense. So, Steve’s going to give us his view on why this is a great combination.

Steve Boyce - Director of the Advanced Heart Failure Program - MedStar Washington Hospital

Thank you so much. So, I’m the guy that’s not going to show you a bunch of slides with a bunch of data. And I’m also the guy that’s just a little token heart surgeon up here. You know, but they couldn’t just have Aussie up here, where, as Paul knows, I’d love to move to Sydney tomorrow but —

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, I represent Washington, D.C. A little background is that I’ve been in this field for many years - over 20 years now - and we have a very large program in Washington where we’re one of the 10 busiest advanced heart failure programs.

So, it gives me a kind of a unique perspective on the space, the patients, what they need and what therapies may be useful as time moves forward. We currently are doing about - we’ll probably do 1,700 heart surgeries this year and about 76 LVAD. So, clearly, have a big experience.

And most importantly, is the advanced heart failure program where we’re already moving from six to eight full-time heart failure doctors and have a situation where the any given time usually have 55 inpatients within the hospital being treated for some realm of heart failure.

So, we have an incredibly integrated team and probably if I look at my professional career, what I feel luckiest about is that the heart surgeon and the heart failure doctor is just one integrated family. We just look at the same patient problem and think of who has what skill set to make things better.

And so, we talk about these issues like mitral regurgitation, tricuspid regurgitation on a very, very common daily basis. So, by now, everybody in this audience should know that functional mitral regurgitation is a ventricular problem. We’re not talking about folks with normal AFs at rupture of a little chordae.

This valve dysfunction will exacerbate or make worse the ventricular dysfunction, the exact same way that, as the heart dilates, as the EF goes down, as the patient progresses from Class III to Class IV heart failure, the mitral regurg gets worse.

So, in big centers like ours, this integrated advanced heart failure team treats this whole spectrum of patients. So, there is this now this convergence when you walk into the heart failure clinic, you have this massive array of patients suffering from this Class III, Class IV heart failure, and what’s interesting, about 40% and actually had to go back to our database last week to get these numbers, 40% of the people that we have in our database that have Class III heart failure happen to have very significant moderate or severe mitral regurgitation.

But at the current time, we’re not treating them. Why are we not treating them? Yes, I do lots of heart surgery. I mean they could send the patient downstairs. We have some rooms. We’ll, make it available. But it just doesn’t make sense because the invasiveness of the procedure does not warrant the particular benefit.

So, we have been yearning for years to be able to find a noninvasive way to treat this — these individuals with progressive heart failure at an earlier stage. So, what we’re seeing now from our heart failure team approach is as the technology gets smaller on the VAD space, as our ability to move away from sternotomies to these small little incisions and Paul made a comment just a moment ago that was just perfect. He had no idea how perfect it was for his segue into what I was going to say and he made the comment that we’ve had just now appreciating how much that difficulty we’re having in managing patients on VAD that are left with severe MR.

If the goal is to develop mechanical circulatory support, so it’s a minimally invasive surgery, so it’s a one-hour operation, does not involve dividing the sternum. I don’t have access to fix the mitral valve. I don’t have access to fix the tricuspid valve.

So, if we can figure out a way to do that in a very minimally invasive way prior to doing a quick little 60-minute, minimally invasive LVAD operation, then we’re finally making massive progress in this field.

So, it’s a very natural convergence of two different technologies. LVADs getting smaller, wanting to be less invasive and, wow, now we have a way that we can kind of do that and feel good about it and, gosh, I don’t have to do that sternotomy to fix that significant tricuspid regurg.

Right now in our practice, 40% of the people that I put an LVAD in, I’m doing a sternotomy for the simple reason that I need to fix the tricuspid valve. So, this whole concept of treating tricuspid and mitral pathology in a less invasive way is very exciting.

These heart failure teams are getting bigger. This picture is from two years ago when we had, like, 27 people in our advanced heart failure team, we just have are interviewing for 40th in our FTEs. These are very big, integrated teams that are looking at these individuals from the entire spectrum.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, right now, when we see all these patients with significant mitral regurg or with tricuspid regurg, we just give them some pills and wait for them to get sicker until they can eventually need a VAD, hopeful that they live that long. So, this idea of being able to treat this in a prospective manner is very exciting to us.

So, we’ve known for some time that mitral regurgitation is not a contraindication for an LVAD, of course, it’s not. However, as we follow these patients out, three, four, and five years, managing the patients in the clinic becomes more and more of a problem and especially if the goal is to try to get them back to the most optimal physiologic state.

As we move to external equipment, it’s much less onerous, equipment that they can hide under their sport coat, put in their pants pocket - we want to be able to get them back to normal life. To do that, I take the very strong opinion that we need to be able to fix the valvular pathology. You can’t just take the old-fashioned view of slam in LVAD and it doesn’t matter, you know, whether the valves are going back and forth or not.

It actually really does matter when we start looking at exercise tolerance, quality of life, reducing hospitalizations in this patient population. In particular, tricuspid regurgitation, only in the last couple of years, has really been highlighted as such a significant problem.

If we go back in time, just four or five years, we, in our institution, presented a number of abstracts and published some papers about putting in temporary RVADs, very aggressively in patients.

Well, what we’ve eventually learned is, gosh, we don’t need to do that. And in fact, only Monday was the first time I put a temporary RVAD in two years and a patient who in a patient population, if you look at the rate at which we’re doing LVADs, you know, probably in the last 130 LVADs, first time I’ve had to do that.

Why is it? Because I’m having to do a sternotomy and I’m aggressively going in there and fixing that tricuspid valve. Wouldn’t it be a glorious day if I could send that patient up to the cath lab and on day one, they do a little procedure where they fix the TR, fix the MR, next day, they pop downstairs, I do a 60-minute operation and they’re back in their home in seven to 10 days.

That has to be the goal of this field. It’s not something we can do next week. But if we look forward three to five years and we realize that heart failure is the number one cause of admissions to hospitals in this country and we realize that it’s 5% of the Medicare budget and we realize it’s the number cause of death in the world, we have to come up with less invasive ways to slow down the process.

So, when I think as a physician and when I heard from Doug and the HeartWare team that they were looking into this, my first thought was, how fabulous. Because for the first time, we’re going to take a little LVAD company and evolve it from just dealing with LVADs into an advanced heart failure company where now we have tools to treat the continuum of class III and IV patients.

So, if we look at this in terms of reduced heart failure, we have all kinds of new venues. And as you move from the HVAD and get down to what I’m so excited about with the MVAD, CircuLite, LongHorn, we need to be able to treat this valvular pathology without doing a sternotomy.

If I have to do a sternotomy, there is no advantage to go into less invasive mechanical circulatory support. I need to be able to fix the valvular pathology before I go to the operating room.

This whole field of HFpEF is something that I’m super-excited about, but this is not the topic of today. But, gosh, we could talk for a few hours about what — how I see this being an incredible unmet need that has great, great potential.

As we look at right heart failure, currently, yes, and I saw from Paul’s data great experience, you know, 13, 14 patients with bilateral LVADs. The difficulty is — is two control, it’s four batteries end the day, it’s all about quality of life.

So, at the — if we can start using little MVADs with bilateral systems where everything’s integrated, that will make a tremendous difference. And with this technology of, being able to percutaneously fix the valves, odds are, we’re not going to have nearly as much right heart dysfunction as we have. And, of course, primary valvular disease, it’s a given, you’ve heard a lot about that today.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, from our perspective, kind of running a very large advanced heart failure clinic where we literally see — I forgot the exact numbers but how many thousands we see in a year, but we now see the continue — this continuation of class — advance Class II, Class III, Class IV, as being able to offer to this exact patient population.

Obviously, we fix coronary disease when we need to, the vast majority of people fix their valves, slow down the process, and when the time comes, we have the needs that we have. So, we have transcatheter valve repair, replacing the need for surgical valve type of treatment and allowing us to become minimally invasive in that way.

So, finally, from this — my perspective is someone that helps run a very large advanced heart failure program in D.C., it’s really — it’s the common patient, common clinical decision pathway, common referral channel, and common clinical knowledge. These patients are coming in, we currently do not have adequate ways to treat these individuals. We’re treating with medications and even when we get to the point of needing something along the way of mechanical support, we unnecessarily have to do a far more invasive operation that I hope that we’ll be able to do as we move forward in the future.

Thank you so much.

QUESTIONS AND ANSWERS

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Well, thank you very much, Steve. That was a great. I know I’ve learned a ton from this panel this morning. I thought I knew it all but I clearly don’t. And so we’re going to take some time for questions right now and I’d like to ask the first question myself.

So, all of us have said that this is a huge clinical unmet need, there’s 90% that heart failure is the — is the largest disease responsible for death in the world, 90% of patients have MR, but as Paul knows from the COAPT trial, we don’t get any patients out of heart failure clinic. Referred with mitral regurgitation.

So, where are these patients? Are they in heart failure clinics? Are they with primary care physicians and how do we get them earlier for interventional therapy and into the pipeline for this. Anybody in the panel want to take that? Steve?

Steve Boyce - Director of the Advanced Heart Failure Program - MedStar Washington Hospital

You know, it’s interesting, in preparation for having the pleasure of coming up to Boston and escaping the operating room for a day, I sat down with some of our thought leaders in advanced heart failure program.

And, you know, I’ve got a little push back, actually, from our interventionalist and we really are a one big family. It’s like a bunch of brothers we occasionally, you know, skirmish over, you know, who’s going to win what sports event but it’s a very unique environment where there’s a tremendous amount of harmony even though we bring different skill sets to the problem.

So, I get a little pushback. Well, gosh, how come we’re not seeing more patients for MitraClip and, you know, from the advanced heart failure program. You guys are taking over the hospital, you’re growing so fast, what gives?

So, I ran that question by my guys and it was like — well, we don’t — and Paul no offense from the Europeans, please. Don’t get upset. It’s we’re on the other side of the pond, we learn a little slower than you guys, but they don’t look that the MitraClip as really fixing functional MR the way that a band would.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, they look at it more for degenerative disease. They do not look at it in the concept of if they’ve got this big mitral annulus that the clips are going to be useful. Certainly, if they had spent some time with some of our European colleagues, they would feel differently. But, you know, the pond is a big lot of water there.

So, I — they have — they’re very interested in being able to essentially percutaneously do what we historically have done in the operating room. They see where that will be able to kind of bring those papillary muscles together, which is what an annuloplasty does, which is just the opposite of what clips do.

So, I think we will get a much more traction with this type of technology as we introduce it into our lab.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Karl-Heinz and then Francesco.

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

You know, my feeling is that in heart failure, the doctors are changing at this point in time. Heart failure was a very conservative field, and the doctors have never touched the patient.

They looked into the patient. They changed the medication. But it was medical therapy, which was the dominant treatment of heart failure patients and it was also the dominant treatment that heart failure doctors were looking at.

It took a while to get acceptance for the CRT devices. Think about it and only the mortality trials at the end of the day despite the fact that there was a lot of evidence, function improvements, benefits, quality of life benefits, but nobody was sending patients for CRT device until the mortality trials really — and the Class I indication and the guidelines forced doctors to change it.

And the same is true now with all these interventions that we can offer for the tricuspid, for the mitral. The people don’t trust the results. It will take a couple of more years to convince them. And of course, at one point in time, if we would have a mortality trial, that would help because then it moves into the guidelines as a Class I indication.

So, I think it’s a lot of learning, a lot of teaching that we have to do before we can change the doctor and clinical practice. And that’s where the patients are.

I still believe they don’t trust the results. You know, we have to talk about this. We have to have similar sessions, not only for analysts and investors, but also for physicians. For the physicians that are not going to TCT, they are not going to TVT, but the physicians that are taking care of all of these patients.

I’m also asking, I mean, we do quite a lot of these interventions. But I think we could do 10 times more. But they’re not sending the patients. They have these patients but they’re not sending them.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Francesco?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Francesco Maisano - University Hospital of Zurich - Chair of Cardiovascular Surgery

I have a special experience in my practice. I run the cardiac surgery division and in the — in my hospital, I share the heart failure program together with Frank Ruschitzka which is the current president of Heart Failure Society.

And obviously, this discussion is always there. I have to say that there is a tremendous evolution of the heart failure society and I want to tell you one example. I have been — in few days, I’ve been to AATS then to PCR and then I went to the Heart Failure Society meeting. In a month, there were all these three fundamental programs.

AATS surgical meeting; PCR interventional meeting, the Heart Failure Society was just a few days later. And I made this consideration. I went to the AATS, the average age of the participants was between 60 and 65. Then I went to PCR interventional meeting. I would say younger population but still, already, you see some gray hair around.

Unidentified Audience Member

(Inaudible — microphone inaccessible).

Michael Mack Yes. We’re going to shut you off pretty quick here.

Francesco Maisano - University Hospital of Zurich - Chair of Cardiovascular Surgery

I mean, I think more in the — yes, on the other side. And I went to the Heart Failure Society and it was a very young population and packed rooms. And one of the most packed rooms was a room where we presented the MitraClip data for functional MR.

So, there is, obviously, a trend to expansion of the heart failure specialists. So, the heart failure specialist doesn’t want to be anymore a field delivery man. They want to be more involved in devices including LVADs, valve devices, and you know that there is now a little bit of a fight between the Heart Failure Society and the European society of cardiology because Heart Failure Society wants to be a device group within the society. They want to be — to be involved directly in the — in this procedure.

So, and I think this will be the winning — the winning solution. Once we really believe — once we work together, this is going to be easy and that’s why, in my opinion, this promise of marriage is — we hope that it becomes a marriage because it’s absolutely in this direction of interacting between two fields which are — at this stage, has been, like, two parallel universes.

They don’t talk to each other. The interventionalist and the heart failure specialist, they’ve never been — never talking together. You know, we as — as surgeons, we are — we are very happy to see a trial of 50 patients versus 50 patients with a huge difference in the mortality curves with borderline significance, and the heart failure specialist they are just crazy because of the new drug which has been demonstrated to give some — some little survival benefit but with a P value minus — less than 0.000001, but with 5,000 patients.

So, it’s really — the different way of looking at outcomes, we have to go into the same direction. We have to try to design the [right trials]. It is impossible to design a trial for devices similar way that we do for drugs.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Jason?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Jason Mills - Cannacord - Analyst

Thanks. Jason Mills, Cannaccord Genuity. Dr. Boyce, you talked a little bit about melding the two technologies, the LVAD and mitral valve transcatheter mitral valve. You made the comment that there — there are several patients that you need to treat the mitral valve disease but either can’t unless you do a sternotomy.

I’m wondering that the LVAD population of patients - what would happen to growth in the number of LVADs from your perspective if we got to a point where transcatheter mitral valve technologies were done, were commonplace, were done quite a bit. What can of growth or acceleration could you see, or would you expect to see growth and acceleration in the number of referrals for LVADs?

Steve Boyce - Director of the Advanced Heart Failure Program - MedStar Washington Hospital

I think the growth would come from the fact that you have two technologies moving in parallel with advancements in their minimally invasive platforms. So, as long as we have to continue to make an LVAD implant, a big deal, again, the Europeans and Australians, of course, have led the way in less invasive methodologies or surgical techniques to implant LVADs.

But we’re going to run up against the wall and the wall is, gosh, I can’t leave them with three to four plus TR because it’s all — it’s only going to promote more additional right heart failure, which will be a problem at six months. And the idea that we just now starting to understand that, in fact, the mitral valve is important when you’ve been out on the LVAD for nine months, in three years in terms of your exercise tolerance and ability to manage them well with medications.

We need to move the MCS field forward, we have to go minimally invasive, to go minimally invasive, we need to have a minimal invasive way to fix the structural abnormalities within the heart. So, it’s not so much a — just to turn the question around a little bit, it’s more that you have two technologies running in parallel with the same philosophical concept of how do we something safe, efficient, best practices in a super less invasive way.

And if we’re able to do that, then that allows the MVAD to be put in less invasively, that allows the CircuLite technology, the LongHorn, all of these other technologies that are waiting to get out of the gates, it gives them that window.

And as they get out of the gates, all of a sudden, MCS isn’t looked upon as this big, brutal procedure and people start referring for that more as well. So, they kind of go in parallel in a very synergistic way.

Unidentified Audience Member

As a follow-up — as a follow-up, Dr. Mack, there were several conversations about imaging for transcatheter mitral and the — the improvements in imaging. I’m wondering whether or not you folks believe that there needs to be further developments on the imaging side to augment or exacerbate the growth in these transcatheter mitral valve technologies and also, you know, in Europe versus the U.S., what the — what the access is to the current state-of-the-art from an imaging perspective and where that needs to go as well. Thanks.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So, Paul, I think that question is perfect for you.

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

Sure. So, yes. There does need to be improvement on the imaging side. And really, the biggest, in my mind, the biggest one would be to take intercardiac ultrasound, the ICE catheter and make it able to give those three-dimensional picture that you saw.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Because what that enables us to do with the patient is not do these procedures under general anesthesia. The big reason for general anesthesia is, you know, you can’t just sedate a patient and stick a water hose down their throat for an hour and a half. It’s just too uncomfortable.

So, if we could — if we can get to really advanced ICE imaging, we can take the TEE probe away, we can do these patients under moderate sedation as we’re all beginning to do that with TAVR, we’re seeing patients go home sooner with better outcomes, and we need to get there on the mitral side too.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So, one about some of the fusion imaging technologies about marrying, you know, floro and echo, floro and CT, CT and echo?

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

Yes, I mean, I think they’re great in a way. But they’re very expensive and they’re, in a way, they’re kind of like, cute. You know, I mean, it’s cute to have a little dot on the floro screen that, you know, shows the target, you know, but that’s really still not — you still need to see the leaflets go into the clip - that’s an echo thing.

You’re going to still need to see the anchors go right into the annulus for a Cardioband implant. And so, we really need to get better imaging, no doubt about it. We need to get it less invasive than the TEE probe, and that should be technically feasible.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Francesco?

Francesco Maisano - University Hospital of Zurich - Chair of Cardiovascular Surgery

Right. Yes, you need to know this — we have been initially in the — in the initial experience with this device. I was working in an annula lab with poor imaging, and it was almost impossible to run — to implant a Cardioband with poor image.

Then we went to Zurich and the annula lab was a state-of-the-art fluoroscopy system and this was a game changer. So, imaging was really important. As we move forward, we move in two directions. One direction is to make this procedure less and less depending on the fluoroscopy — on the echocardiography.

We can do potentially a totally fluoroscopic procedure. And on the other hand, imaging companies are working on fusion imaging but in a — in a different way, you know, not anymore with dots. The idea is to have fusion imaging to reduce the exposure to radiations and to allow ICE — so, intracath echo to become a reasonable echo visualization method.

So, my prediction is that in five years from now, we can do Cardioband procedures in less than an hour, skin to skin to these things. And I see a role for local anesthesia for Cardioband more than in MitraClip because I had, personally, the experience in one case of MitraClip done under sedation. The patient moved during the procedure and we broke the leaflets.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

[Bob], you have a question?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Unidentified Audience Member

Just following up on this discussion here. I was wondering if the panelists that have experience could talk about differences in ease of use between the clip and Cardioband, the time of the procedure, ease of use, and then Dr. Mack, I’d love for you to comment on the two-year data that we’re going to see at AHA in terms of your repair versus replacement and just how we should be thinking about the ramifications of that trial release? Thank you.

Francesco Maisano - University Hospital of Zurich - Chair of Cardiovascular Surgery

So, comparing MitraClip to Cardioband is a little bit unfair at this moment. If you’re to do a fair comparison, you should compare MitraClip at the — in the first 100 patients to Cardioband in the first 100 patients. So, compared to those experience, we do Cardioband in less than half of the time.

On the other hand, if you want to make a modern comparison today, I can do MitraClip in 20 minutes in some cases but there is also cases where I need four hours. So, the — the Cardioband can be done. I did the Cardioband before taking a plane to come here in the morning. I did a Cardioband in two hours’ time, skin to skin. I can do it in less than an hour, the implant itself.

Again, as we move forward, this is going down and down. And it’s easier to proctor compared to MitraClip.

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

Just — just to add something, you know, first of all, I truly believe in echo, to be honest, I mean, I’m not an echo specialist but I learned a lot since we are doing this intervention procedures about echo. And I think we need real time imaging. So, I’m not a great fan of image fusion because, I mean, we have fused image fusion in clinically active physiology for years. We have fusions, really, and mapping versus MRT or CT data but then you are running in on the problems of orchestration and you have to make sure that the twoitems really fit with each other.

So, I’m also expecting the 3D ICE. I think this will really change the world if we — if we can get it.

Now, in — for procedure duration, I think again, beside anatomy, everything depends on imaging. There are cases even with the clip where the imaging is terrible because they cannot make good images, you know, and then the procedure is terrible.

And the same can be true also for the Cardioband. Sometimes, if the 3D imaging is poor then it becomes much more challenging, so imaging and we depend on the TEE. So, if we have an ICE that we can change projections, potentially, change the catheter because the catheter is steerable so I think that will make all of these procedures much more easy and we can move away before it’s set from general anesthesia. We are not doing any TAVR in general anesthesia. And I would be happy to move in the mitral space without general anesthesia. I think for this patient, it would be very beneficial.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

So, regarding the second part of your question, Bob, I couldn’t even begin to tell you or even allude to it. Otherwise, I wouldn’t make it to the plane alive afterwards. So, you’re going to have to wait till Monday.

So, what I’d like to do is we’re going to turn this back over to Doug in just a minute here. But I’d like to ask each of the panel a 30-second summary of their thoughts both of what they’ve heard this morning, but more importantly, the HeartWare-Valtech merge and, you know, I think my thoughts have evolved listening to a lot of this this morning.

But just kind of give final thoughts in about 30 seconds so we could start with Steve and work down toward me.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Steve Boyce - Director of the Advanced Heart Failure Program - MedStar Washington Hospital

Hopefully, I made those thoughts pretty clear during my couple of comments there, but I feel that from someone that specializes in the care of advanced heart failure patients, it’s a very natural evolution of a LVAD company specializing in just the most complex class IV patients into a company that is really an advanced heart failure, medical device company with a portfolio that allows us to treat the entire continuum of patients as they progress from that late stage II to stage IV, both in terms of slowing down the progression of the disease.

And at the end of the day, as someone who loves to do LVAD surgery weekly, making our life much less onerous in the operating room and allowing us to do a procedure in the least invasive way, which will then translate and to be the offer that end therapy, that MCS therapy to a far greater number of people worldwide.

Paul?

Paul Jansz - Deputy Director of Heart & Lung Transplant Program - Surgical Director MCS St. Vincent’s Hospital

Yes. Look, I think, the VAD technology is really quite amazing. You know, the HVAD has changed what we do and the landscape significantly, and the MVAD is going to do that as well and we’re very happy with it.

I think the move into this — into the valve technologies is inspired, really. Surgeons have been doing this. We’ve been trying to fix MR in patients with heart failure for a while and we can do it. There was workout of MR but the — we’re showing good results. We took all our patients off the transplant list and fix their MR and they all feel better.

We’ve got zero mortality but a big operation but they all ended up still needing a transplant. If you could do that, if you can make those patients feel better without an operation, it’s just a no-brainer that it will happen. And you’ll need education. We’ve talked about that the patients are out there. We need to reeducate the referring doctors, the GPS who are sitting on a lot of these patients so that we get them earlier and we can put them into this huge spectrum that we have available to us.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Paul Grayburn?

Paul Grayburn - Director of Cardiovascular Research - Baylor Heart & White Health.

Well, you know, in our institution, Mike, you’ve led the way and in sort of changing our way of thinking to a service line approach, you know, instead of the cardiologist from the EP doc and the interventionalist, we now see patients more off clinic of heart failure and it’s a team, you know, patients come in to the heart failure clinic, there are surgeons, there are general cardiologists, you know, interventionalist EP and we all jump on it that way. I think that’s exactly what HeartWare is doing here is making this a service line approach to heart failure like we’ve already done.

And very soon, I think, we’re going to get paid to (technical difficulty), you know, is because I think we can give more — because I think we can give more — better care more efficiently and I think it makes sense for the, you know, for the companies to think that way too.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Karl-Heinz?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Karl-Heinz-Kuck - President of the German Society of Cardiology - Head of Cardiology, St. Georg Hospital Hamburg

For me the true value of the Valtech technology is that you have a very safe technology that can be applied by many physicians in future so this will allow us to treat patients earlier in the stage of the disease. And hopefully then prevent progression of the disease, so I do believe that this merger between Valtech and HeartWare is a great future for both companies and I’m sure that we can treat many, many more patients that we are not treating today with these great technologies.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Francesco, you get the final word.

Francesco Maisano - University Hospital of Zurich - Chair of Cardiovascular Surgery

No, it’s it’s not final. Just have to express my feelings when I — first time I heard that HeartWare was interested to Valtech, I found that very inspiring for myself. I’ve been working with Valtech since almost more than eight years now and it has been a tremendous experience.

I’ve been working with many startups. I have to say Valtech is a concentration of skills, knowledge, which is unique in the field mitral interventions because it really covers everything from surgery to the most advanced transcatheter procedures. And to me, seeing this merging of interest within heart failure was so much consequent to the — to the whole picture that I think it is going to be one of the best stories in medical devices.

Michael Mack - Baylor Scott & White Health - Director of Cardiovascular Surgery

Great. Well, I’d like to thank each member of the panel for a great presentation and also for sharing all your thoughts here. As was alluded to, I think the analysts or investments are now much — investment folks - are now much more expert in this field than most physicians are.

And I think we should take this exact panel and reproduce it at surgery meetings, at interventional cardiology meetings and most importantly, at heart failure and primary care meeting. So, thank you all very much. And, Doug, the podium is yours.

PRESENTATION

Peter McAree - HeartWare International Inc. - SVP and CFO

So, just to introduce myself. I’m Peter McAree. I’m senior vice president and chief financial officer of HeartWare.

Very happy to follow this very rich discussion that we had throughout the course of the day. You know, for me, I’d tell you it provides, I think, a degree of personal assurance that the level of diligence that we did put in to evaluating the Valtech transaction makes eminent sense. I got to talk today about — a little bit about that. So, first, I’ll begin by talking about the — about HeartWare itself, our history and where we think we’re going and then we’ll also touch upon the future and the outlook for the combined companies.

So, let me just start with the history. So, I’m not miked up here. So, I have to make sure I speak into the mike. So, as Doug said earlier, we started with CE mark approval in ‘09 and have emerged to have a very strong franchise internationally where we lead the market internationally as you all know in the United States., we received U.S. BTT approval in late 2012 and have enjoyed tremendous success growing until now.

It was only until recently when we started to face some headwinds that slowed down the growth of the overall business and we referred to some of those on our earnings call last week.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

Just a quick snapshot of the business as of September 30th, we had a strong balance sheet, $249 million of cash on hand. We concluded a convertible debt offering back in May, you might recall, and with that, we pushed significant amount of the maturity of our outstanding debt out to 2021.

So, there is a small payment that comes due, a small amount that comes due in 2017 which is quite manageable. We have NOLs which will serve to offset taxable income for well into the future so — so the outlook is good and I’m going to talk a little bit later about our cash needs as we see it with respect to this transaction.

So, again, I spoke about the headwinds that we’ve have experienced in the near term. And just to reiterate some of those, in this last Q3, we had come off the conclusion of the Endurance2 enrollment. And as a result, it left a little bit of a hole in terms of our inability to serve the destination therapy needs of the market in the U.S. and those needs will later be fulfilled by our ability to get DT approval in the United States.

In Europe, we had HeartMate III which became recently approved. We don’t know yet how to evaluate the level of competition we’ll see on the horizon with that. And so we threw out some cautionary statements with respect to how we think it might impact in the future —us in the future. But it really will take a little bit of time to evaluate.

We also talked about Unrest in the Middle East being a factor that serves as another unknown and we’ll have to see how that plays out as well but we cited in particular Turkey as being a strong particular market for us. And certainly, we hope that there’s not disruption there but it’s something that we cautioned our investors about.

And then as we move into 2016, the MVAD trial itself which now once we resume is we’ll have a cannibalizing effect in Europe. So, remember that in Europe, we don’t get reimbursed for — for the implants. And as a consequence, it would take away revenues from HVAD implants.

And then foreign exchange has been a concern for roughly a year now where — where the dollar has remained stronger against the euro, and that has impacted our comps overall.

So, talking to the long-term, we see the — our long-term vision is this. It’s comprised of a company which is a combined VAD and Valve company of $700 million or better in revenues. Growing at 20% into the future with very strong margins in excess of 70%. And overall, a company that provides leadership at heart failure therapy and we’ve heard a lot about that positioning today.

So, as we look at the future, you might recall again that in 2012, that’s when we launched in the U.S. and in 2013, of that $208 million of revenue, more than half, just one year in, more than half was driven by revenues in the United States. And that was only serving the BTT aspect of the U.S. market.

So, really, what that suggest is that DT will be very important for us, and we think that it’s going to be a key growth driver in the — in the long-term during that 2015 to 2020 horizon.

So, as we departed 2014, we had revenues of $151 million in the U.S. internationally, we had a $127 million of revenues. And given the drivers that are listed here in the slide, we see growth continuing not linear per se but compounded over this period of time, e see growth coming from MVAD, from DT in the U.S. driving 15% unit growth out to 2020 and then 10% growth driven principally by MVAD but also continued geographic expansion and then fully implantable systems will come on the horizon for us.

So, to talk about the Valtech investment is just it’s hard to — it’s hard to match the comments that you heard today. I was particularly — I found particular interest in Dr. Mack’s statement earlier that, early in the program, a vertically integrated device company capable of managing different stages of congestive heart failure disease, makes total sense. Those remarks were seconded by Dr. Maisano who talked about the promise of a marriage, and then we ended the program with a great discussion by Dr. Boyce talking about why it makes sense for an advanced heart failure company with tools to better treat patients.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

So, that is the medical science side of it. But for us, again, given all the diligence we did in our understanding of the market, what we see is, really, a compelling opportunity to create an extremely strong heart failure company with a very unique combined portfolio that provides a leadership position in these two fast-growing markets.

The overall opportunity greatly scales and accelerates our long-term growth, and I’ll show you our outlook for the combined entities, and it also has an impact on improving our gross margins and that in the future will lead to ultimately our ability to provide greater earnings leverage at the bottom line.

From the deal structure standpoint, you heard Larry Best’s remarks early in the day. This structure really was founded on the basis of aligning our mutual focus on value creation and overall creating just a powerful heart failure franchise with serving the needs of patients principally in mind.

The transaction structure itself has a very attractive risk-reward structure to it which we think appropriately provides value as value was achieved in the market.

So, this is how we see these two markets emerging markets. The VAD market overall today is approaching $800 million in total revenues and we see that growing out into the future.I It’s been remarked today that the next sort of growth catalyst will be the emergence of — of partial assist or early — meeting the earlier needs of patients, the earlier stage needs of patients.

So, the VAD market, we, in our models, take it out to $2.2 billion dollar market in 2030. And today, we see the mitral and tricuspid valve market as being a 600 — approximately $600 million market with, again, immense potential that takes that on out to in excess of $7 billion in 2030, so nearly at least two if not three times the overall size of the VAD market potential.

So, we talked, I think, a little bit in the course of today about how TAVR was a representative analog to the growth and how going to less invasive therapies had an impact, a profound impact on a market. So, in the course of looking at our models, of course, we looked at the TAVR market as a close analog. You can see there that in 2014, revenues were approaching $1.5 billion overall, and companies like Edwards have had certainly a good ride in this marketplace. So, you know, we think in many respects, the mitral treatment market as well as the tricuspid market will have similar opportunity and even yet serving a larger potential patient base.

So, this is what we have for our internal case projections. We fondly refer to this as Case 2 within the walls of the office. But it is, in our mind, a representative case of what we think we can achieve with — with the Valtech franchise leading the way, of course, will be in 2016, the emergence of commercialization of the Cardioband device. We’re working with Amir and his team to start to plan for that eventuality and hope — hope to see commercial revenues get underway with that soon, probably toward the end of this year, is what it’s looking like.

And then, without, obviously, I’m not presenting a lot of details here on the slide but it’s really the compendium that the overall strength of the portfolio with a steady cadence of commercial product releases addressing different indications spanning both mitral and tricuspid over this duration of time that we believe leads to this level of growth.

So, in 2025, we think we get to a franchise value in valves that exceeds 1 billion and that as we — and then also that growth will have an impact on our gross margin. So, historically, we have the benefit of manufacturing efficiencies and volumes, we’ve steadily improved our gross margins on the VAD side of the business. Were it not for foreign exchange and periodic one-time adjustments, we would be close to 70% and think there’s still runway to get the VAD gross margins up to closer to 73%.

So, if you tack on to that, the opportunity to achieve 75% to 80% gross margins of valve market there is going to be a lot of margin accretiveness at the gross marginal line.

So, this shows our combined view, overall. Starting first with the next five years through 2020, or I guess this has the six years if you take it from 2014. We see the VAD market growing — excuse me — our revenues in the VAD market growing overall 11% during that period and the benefit of this acquisition, we think, would have a 7% impact, positive impact on that growth rate.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

And then as MVAD and our foray into less sick patients begins to take hold, those are the key drivers that, again, reaccelerate the revenue growth for us and VADs from 2020 to 2025 achieving 18%. But then, we’ve got the complementary strong growth of the valve market opportunity at that time.

So, on a combined basis, we see growth being 27% in the period from 2020 to 2025. And where that all lands for us is a — is a total franchise that exceeds $2 billion of revenue in 2025. And you can see here how we see the balance or at least how we’ve modeled the balance of the — of the repair versus replacement mix of revenues in 2025.

So, after hearing about that today, we’re very sure that we’ve made the right bet as far as companies go and as far as investments go, having gone the direction of Valtech.

This — this is a slide that we had presented back on September 1st. It reflects the structure of the transaction overall. Now that Cardioband has received CE mark approval, the 800,000 shares would be issued at close. We’re anticipating the closing of the transaction would occur toward the end of this year. We think more likely than not, that now drifting into the early part of 2016.

So, again, it’s a stock-based transaction that reflects the unique nature of two companies coming together, really focused on creating value in a stock, primarily stock-based deal. Later on, there are milestones that are associated with achieving first in man in either tricuspid or Cardiovalve and then there’s some small warrant value that would come at a $75 million level of revenues to associate with driving the transcatheter repair market.

And then, longer term, there’s a further payment that’s associated as we build out the comprehensive portfolio of both repair and replacement products and frankly will be — we’ll be more than happy to pay that when the time comes.

So, I’m not — I’m just going to flash through these slides very quick. It just shows our expectations and some of the underlying modeling assumptions that are behind the information in our models that you saw in the — in the registration statement filing. Of course, the workhorse is Cardioband. We think that in general, we have been conservative in terms of our overall outlook in terms of the market share that we will ultimately enjoy in the mitral transcatheter repair market.

You can see that the EBITDA that we associate or the earnings potential we associate with Cardioband is reflective of the fact that it’s ready to emerge in the market as soon as 2015 — excuse me — it is ready to go in the market as soon as the end of this year, early next year.

And then — again, not to go through all the detail — but here, we’re just providing you the information in terms of target audience and various expected launch dates. And at least a preliminary understanding of our thinking around clinical trial needs to eventually commercialize these technologies.

On the valve side, we did extremely deep diligence arriving at the conclusion I think that was mirrored here today which is it is all about transseptal, we think, although our plans do suggest that we’ll evaluate the transapical market but that’s going to be something that we evaluate as time marches on.

And then lastly, the — we looked at Cardinal as really an upside market opportunity overall, first with the understanding that we’re going to go after commercializing the Cardioband technology. That in and of itself would establish more or less the meaningfulness of the approach and, here, we show, you know, just really a 10% penetration overall of a well-established market, and because annuloplasty rings are a well-established market, we felt that we should be conservative in our outlook. But even though the lines look relatively flat, it does emerge to be a roughly $50 million business in our models.

This is just a recap slide of what I went through. So, I won’t go through that again. We’re also in the course of looking at our modeling evaluated well, what if Cardiovalve were not successful, or what if, as a class, transcatheter replacement did not — excuse me — that replacement did not emerge.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

And, still, even in looking at that, we see that the result achieves a very attractive return for our investors the way — the way we believe that this will play out.

Just speaking a little bit to the cash — the cash needs over the next five years, we think the core VAD market will generate positive cash flows for us beginning in 2017. The valve market, overall, throughout this timeframe, we believe will consume roughly $75 million of cash, so VADs will very much provide well-needed funding toward our effort to commercialize the valve business.

And then, again, I spoke earlier to the commercial — excuse me — to the convertible debt maturity in 2017.

And so, I’ll leave on this slide. We believe that the Valtech transaction creates a stronger, better HeartWare and creates the most exciting high growth player in cardiovascular devices and just leave you with the bulleted thoughts that are on this slide.

So, with that, back to Doug.

Doug Godshall - HeartWare International - President and Chief Executive Officer

Thanks, Peter, and I want to give a special thanks to the rock star clinical panel that we assembled today that exceeded my expectations and I had pretty high expectations. So, thanks to all of you.

And special thanks to Dr. Mack for serving as moderator and somehow landing us actually ahead of schedule today, despite originally being behind by 30 minutes. That’s — you’re a gifted moderator and with, clearly, plenty of experience doing it. So, thank you. And thanks everybody who joined us today live.

I’ll just close with the same slide I had earlier, which is we believe MVAD’s going to be a significant future leader picking up off of HVAD. We think, the remarkable synergies that have been much touted by many others, and better than I have today, between Valtech and HeartWare are — will be transformative in terms of value for our company and our customer, that the novelty of what a young lawyer from Israel envisioned with an adjustable treatment and therapy, you know, in an annuloplasty ring for mitral and tricuspid is going to be a very substantial improvement in patient care and a significant commercial opportunity that is available for us today, that is commercializable today.

For those of you who have seen Cardiovalve in the back room, I think you would have to agree that that the vision of going transseptal first and insisting on starting with the winning strategy and a winning design is going auger extremely well for — for this combined enterprise since that’s where the market is going to go and that’s where the market growth will occur in the transseptal system.

And so we’re — we couldn’t be happier about the opportunity for this combined portfolio and perhaps, most importantly, can’t wait to get started with one of the deepest, most gifted teams I’ve ever seen and I’ve looked at, probably, 600 startups in my life, and this is the most remarkable I’ve ever seen and all that — all that I’ve ever — I ever studied.

So, I want to thank everybody for the time and commitment. I know this was a lot to ask and a lot of information that we provided, and we’ll obviously be continuing the education and dialogue going forward. But thanks and I hope everybody learned, frankly, as much as I did today because it was quite informative. So, thanks everybody.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 05, 2015 / 2:00PM, HTWR - HeartWare International Analyst and Investor Meeting

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2015, Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.